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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
SEPRACOR INC.
at
$23.00 Net Per Share
by
APTIOM, INC.
an indirect wholly-owned subsidiary
of
DAINIPPON SUMITOMO PHARMA CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 13, 2009, UNLESS THE OFFER IS EXTENDED.

        This Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 3, 2009 (as it may be amended from time to time, the "Merger Agreement"), among Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation organized under the laws of Japan ("DSP"), Aptiom, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of DSP ("Offeror"), and Sepracor Inc., a Delaware corporation ("Sepracor"). Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Sepracor Common Stock"), including the associated preferred stock purchase rights (the "Rights", and together with the shares of Sepracor Common Stock, each a "Share" and collectively, the "Shares") of Sepracor at a price of $23.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together with the Offer to Purchase, the "Offer"). All references to this Offer to Purchase, the Letter of Transmittal and the Offer include any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, respectively. The Offer Price will be subject to any required withholding of taxes, and no interest will be paid thereon. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the Shares. After the completion of the Offer and the satisfaction or the waiver of the conditions to the Merger (as defined below), Offeror will merge with and into Sepracor (the "Merger"), with Sepracor becoming an indirect wholly-owned subsidiary of DSP.

        The Board of Directors of Sepracor (the "Sepracor Board") has unanimously (i) declared that the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sepracor's stockholders (other than DSP, Offeror and their respective affiliates) and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE SEPRACOR BOARD UNANIMOUSLY RECOMMENDS THAT SEPRACOR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See "Section 15—Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 4 through 15. You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

September 15, 2009

 IMPORTANT

        If you desire to tender all or any portion of your Shares in the Offer prior to the expiration of the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate representing shares of Sepracor Common Stock has been issued to you or you hold shares of Sepracor Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to Computershare Trust Company, N.A., the Depositary for the Offer, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at 888-877-5330 if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

* * *

        Questions and requests for assistance may be directed to Georgeson Inc., our information agent (the "Information Agent"), or to Thomas Weisel Partners LLC, our dealer manager (the "Dealer Manager"), at their respective addresses and telephone numbers, in each case, set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, bank, trust company or other nominee.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

199 Water Street—26th Floor New York, NY 10038 Banks and Brokers Call: (212) 440-9800 Call Toll Free: 888-877-5330	Thomas Weisel Partners LLC One Montgomery Street San Francisco, CA 94104 Local Number: (415) 364-2663 Toll-Free Number: (866) 897-2663

 SUMMARY TERM SHEET

        This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. Questions or requests for assistance may be directed to Georgeson Inc., our information agent (the "Information Agent"), or Thomas Weisel Partners LLC, our dealer manager (the "Dealer Manager"), at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase.

        All references in this Offer to Purchase to "Offeror," "we," "our," or "us" mean Aptiom, Inc. All references in this Offer to Purchase to "Sepracor" refer to Sepracor Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought:	All outstanding shares of Sepracor common stock, par value $0.10 per share (the "Sepracor Common Stock"), including the associated preferred stock purchase rights (the "Rights", and together with the shares of Sepracor Common Stock, each a "Share" and collectively, the "Shares").
Consideration Offered Per Share:
$23.00 per Share, net to the seller in cash, without interest (the "Offer Price"). Any payments made as consideration for Shares tendered into and accepted in the Offer will be subject to any required withholding of taxes, and no interest will be paid thereon.
Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Tuesday, October 13, 2009.
Offeror:	Aptiom, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation organized under the laws of Japan ("DSP").
Minimum Tender Condition:
Immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by DSP or any subsidiary of DSP, equals at least a majority of the shares of Sepracor Common Stock outstanding on a fully diluted basis on the date of purchase. Generally, for purposes of determining whether or not this condition, which we refer to as the "minimum tender condition," has been satisfied, shares of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise or conversion price in excess of $26.00 per share, as well as shares of restricted stock and options which have not vested and will not vest as a result of the purchase by Offeror of Shares validly tendered and not properly withdrawn pursuant to the Offer, will be excluded from the "fully diluted" calculation, see "Section 15—Conditions of the Offer").
Sepracor's Board of Directors Recommendation:
Sepracor's board of directors (the "Sepracor Board") unanimously recommends that Sepracor's stockholders tender their Shares into and accept the Offer, and vote in favor of the adoption of the Merger Agreement, if applicable.

Other Information

        The Offer is the first step in DSP's plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of September 3, 2009 (as it may be amended from time to time, the "Merger Agreement"), among DSP, Offeror and Sepracor. If the Offer is successful, DSP, through Offeror, its indirect wholly-owned subsidiary, will acquire any remaining Shares through the merger of Offeror with and into Sepracor (the "Merger"), pursuant to which each remaining outstanding Share (other than (1) any Shares held in the treasury of Sepracor or owned by Offeror, DSP or any subsidiary of DSP or Sepracor and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly perfected his, her or its right of appraisal under Delaware law to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be automatically canceled and converted into the right to receive cash in an amount equal to the Offer Price. Sepracor stockholders will have appraisal rights with respect to the Merger, but not the Offer.

        The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, October 13, 2009 (such time and date, or the latest time and date to which the Offer may be extended, the "Expiration Date"), unless we extend the Offer. We may not extend the Expiration Date without the prior written consent of Sepracor other than (1) as required by applicable law, including for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the "SEC"), or its staff, (2) if, on or prior to the Expiration Date, any of the conditions of the Offer (see "Section 15—Conditions of the Offer") have not been satisfied or waived, in which event we are required to extend the Offer for one or more periods of up to 10 business days each until the earlier of the date on which all of the conditions and requirements of the Offer are satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms, or (3) in connection with an increase in the Offer Price. In no event may the Offer be extended beyond January 22, 2010 without the prior written consent of Sepracor.

        If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer and we have complied with all of the conditions of Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we may, without the consent of Sepracor, provide a subsequent offering period for the Offer in accordance with such rule of the Exchange Act, following our acceptance for payment of Shares in the Offer, unless we are required to exercise the "top-up option" described below. See "Section 1—Terms of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement."

        If we decide to or are required to extend the Offer, we will issue a press release setting forth the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the Offer.

        Sepracor has granted us an option, which we refer to as the "top-up option," to purchase from Sepracor the number of additional shares of Sepracor Common Stock, at a per share price equal to the Offer Price, that when added to the number of shares of Sepracor Common Stock owned by DSP or us or any of our subsidiaries immediately prior to the exercise thereof, constitutes one share more than 90% of the number of shares of Sepracor Common Stock then outstanding (after giving effect to the issuance of the top-up option shares). The number of additional shares of Sepracor Common Stock that we can purchase under the top-up option is limited to the number of authorized but unissued shares of Sepracor Common Stock and any treasury shares held by Sepracor, including the number of shares of Sepracor Common Stock reserved for issuance (i) pursuant to the exercise of any outstanding options or (ii) with respect to any other outstanding security convertible into or exercisable or exchangeable for shares of Sepracor Common Stock other than any shares of Sepracor Common Stock reserved for issuance upon conversion of the Convertible Notes (as hereinafter defined). We must exercise the top-up option, in whole but not in part, immediately, and only once, after the Acceptance

Time (as hereinafter defined) or the expiration of any subsequent offering period, as applicable, if at the Acceptance Time or expiration of a subsequent offering period, as applicable, DSP, we or any of our subsidiaries do not own in the aggregate at least 90% of the number of shares of Sepracor Common Stock then outstanding and after giving effect to the exercise of the top-up option we would own in the aggregate one share of Sepracor Common Stock more than 90% of the number of outstanding shares of Sepracor Common Stock (after giving effect to the issuance of the top-up option Shares). See "Section 1—Terms of the Offer," "Section 12—Purpose of the Offer; Plans for Sepracor; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

        Furthermore, Sepracor has also granted us an option, which we refer to as the "majority protection option," to purchase from Sepracor the number of additional shares of Sepracor Common Stock, at a per share price equal to the Offer Price, that when added to the number of shares of Sepracor Common Stock owned by DSP, us or any of our subsidiaries (other than Sepracor and its subsidiaries) immediately prior to the exercise of the majority protection option will constitute a majority of the number of Shares outstanding on a fully diluted basis on the date of the exercise of such option. For the purposes of the majority protection option, shares of Sepracor Common Stock included in the "fully diluted" calculation used in the minimum tender condition, as well as shares excluded from that calculation, are both included in the majority protection option's "fully diluted" calculation. We may exercise the majority protection option on or after the Acceptance Time, only if we own at least a majority of the Shares then outstanding but less than a majority of the number of Shares then outstanding on a fully diluted basis for purposes of the majority protection option. However, the majority protection option cannot be exercised by us if we are required to exercise the top-up option. See "Section 1—Terms of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement."

Sepracor Board of Directors' Recommendation

        The Sepracor Board has represented to us, among other things, that it has unanimously adopted resolutions (i) approving an amendment to Sepracor's rights agreement such that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger, (ii) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Sepracor and its stockholders (other than DSP, Offeror and their respective affiliates), (iii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommending that Sepracor's stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer and vote in favor of the Merger Agreement at any meeting of stockholders of Sepracor called to consider approval of the Merger and the Merger Agreement, if applicable. See "Section 13—The Transaction Documents—The Merger Agreement" and the "Frequently Asked Questions—What are the "Rights"?"

Conditions and Termination

        The Offer is subject to customary conditions and, among other things, we are not required to complete the Offer unless the minimum tender condition has been satisfied. As of September 14, 2009, the minimum number of Shares required to satisfy the minimum tender condition would have been approximately 57,923,934 Shares. The Offer is also conditioned on the expiration or termination of any applicable waiting period under applicable antitrust laws. The Offer is not conditioned on DSP obtaining financing. See "Section 12—Purpose of the Offer; Plans for Sepracor; Stockholder Approval; Appraisal Rights," "Section 13—The Transaction Documents—The Merger Agreement—Termination" and "Section 15—Conditions of the Offer" in this Offer to Purchase for a description of other conditions to the Offer and Offeror's, DSP's and Sepracor's respective rights to terminate the Merger Agreement.

Procedures for Tendering

        If you wish to accept the Offer, please do the following:

          If you are a record holder (i.e., a stock certificate representing shares of Sepracor Common Stock has been issued to you or you hold shares of Sepracor Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the depositary for the Offer, Computershare Trust Company, N.A. (the "Depositary"), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

          If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at 888-877-5330 if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

          If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Withdrawal Rights

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Date. Further, if we have not accepted your Shares for payment by November 13, 2009, you may withdraw them at any time after such date. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "Section 4—Withdrawal Rights" for further details.

Recent Sepracor Trading Prices

        On September 1, 2009, the last full trading day before the official announcement of the execution of the Merger Agreement was made by DSP and Sepracor on September 3, 2009, the reported closing price for the Shares on The NASDAQ Global Market ("NASDAQ") was $18.03 per Share. On September 14, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $22.81 per Share. See "Section 6—Price Range of Shares; Dividends" for further details. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

        If the Offer is successful, we expect the Shares to continue to be traded on NASDAQ until the time of the Merger, although we expect trading volume to be below the trading volume before the commencement of the Offer. Please note that the time period between completion of the Offer and the Merger may be very short. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under Exchange Act; Margin Regulations" for further details.

U.S. Federal Income Tax Considerations to Holders Tendering or Exchanging Shares

        The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you sell Shares pursuant to the Offer or receive cash in exchange for Shares pursuant to the Merger, you should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and your tax basis in the Shares sold or exchanged. See "Section 5—Material U.S. Federal Income Tax Considerations" for further details.

Further Information

        You may contact Georgeson Inc., the Information Agent for the Offer, or Thomas Weisel Partners LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers listed below if you have any questions about the Offer.

The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

199 Water Street—26th Floor New York, NY 10038 Banks and Brokers Call: (212) 440-9800 Call Toll Free: 888-877-5330	Thomas Weisel Partners LLC One Montgomery Street San Francisco, CA 94104 Local Number: (415) 364-2663 Toll-Free Number: (866) 897-2663

 FREQUENTLY ASKED QUESTIONS

        We are offering to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share, including the associated stock purchase rights, of Sepracor Inc. ("Sepracor"), for $23.00 per share, net to the seller in cash, without interest. The following are answers to some of the questions you, as a Sepracor stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms "Offeror," "we," "our" and "us" refer to Aptiom, Inc.

Who is offering to buy my securities?

        Our name is Aptiom, Inc., and we are offering to purchase your shares. We are a Delaware corporation formed for the purpose of making this Offer and consummating the Merger (as defined below) with Sepracor. We are an indirect wholly-owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation incorporated under the laws of Japan ("DSP"). We were formed solely for the purpose of acquiring Sepracor and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring Sepracor. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Offeror and DSP."

What securities are you offering to purchase?

        We are offering to purchase all outstanding shares of Sepracor common stock, par value $0.10 per share (the "Sepracor Common Stock"), including the Rights (as defined below) (together with the shares of Sepracor Common Stock, each a "Share" and collectively, the "Shares"). See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

What are the "Rights"?

        Preferred stock purchase rights were created on June 3, 2002 pursuant to the implementation of Sepracor's stockholder rights plan. Under Sepracor's stockholder rights plan, Sepracor's stockholders have been issued preferred stock purchase rights (the "Rights"), which may permit stockholders who are not affiliated with an "Acquiring Person" (as defined in the stockholder rights plan) to purchase shares of Sepracor Common Stock at a discount in the event certain triggering events occur. Purchases of shares of Sepracor Common Stock made by stockholders pursuant to the stockholder rights plan would dilute an Acquiring Person's stake in Sepracor and make an Acquiring Person's proposed acquisition more expensive. Sepracor's Board of Directors (the "Sepracor Board") has amended the stockholder rights plan such that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger. See "Introduction" and "Section 13—The Transaction Documents—The Merger Agreement."

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay you $23.00 per Share in cash, without interest, less any applicable withholding taxes but without brokerage fees or commissions or, except in certain circumstances, transfer taxes. If you are the record holder of your Shares (i.e., a stock certificate representing shares of Sepracor Common Stock has been issued to you) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We estimate that we will need approximately $2.6 billion to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to pay the merger consideration in connection with the merger of us into Sepracor, which is expected to follow the successful completion of the Offer. DSP will provide us with the necessary funds to fund the Offer through borrowings and cash on hand. Consummation of the Offer is not subject to any financing condition. See "Section 10—Source and Amount of Funds." We believe that Sepracor has sufficient cash on hand to fund amounts which may become due and payable under Sepracor's outstanding Convertible Notes (as hereinafter defined).

Is your financial condition relevant to my decision to tender in the Offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares, following the Merger, you will not have any continuing interest in Sepracor or DSP;

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  consummation of the Offer is not subject to any financing condition;

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  if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

  •
  we, through our parent company, DSP, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the minimum tender condition pursuant to which at least a majority of the outstanding Shares, on a fully diluted basis (excluding shares of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise or conversion price in excess of $26.00 per share, as well as shares of restricted stock and options which have not vested and will not vest as a result of the purchase by Offeror of Shares validly tendered and not properly withdrawn pursuant to the Offer), must have been validly tendered and not properly withdrawn immediately prior to the expiration of the Offer (as extended); and

  •
  our receiving U.S. antitrust clearance required for the Offer.

Other conditions of the Offer are described in "Section 15—Conditions of the Offer." See also "Section 16—Certain Legal Matters; Regulatory Approvals." Consummation of the Offer is not conditioned on DSP or Offeror obtaining financing.

Is there an agreement governing the Offer?

        Yes. DSP, Offeror and Sepracor have entered into an Agreement and Plan of Merger, dated as of September 3, 2009 (the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of

Offeror with and into Sepracor (the "Merger"), with Sepracor becoming an indirect wholly-owned subsidiary of DSP. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does Sepracor's board of directors think about the Offer?

        The Sepracor Board unanimously:

  •
  declared that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sepracor's stockholders (other than DSP, Offeror and their respective affiliates);

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  adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law; and

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  recommends that Sepracor's stockholders accept the Offer and tender their Shares to Offeror pursuant to the Offer and vote in favor of the Merger and the Merger Agreement at any meeting of stockholders of Sepracor called to consider approval of the Merger and the Merger Agreement, if applicable.

See "Section 13—The Transaction Documents—The Merger Agreement—Stockholders Meeting; Board Recommendation."

How long do I have to decide whether to tender my Shares in the Offer?

        You have until 12:00 midnight, New York City time, at the end of Tuesday, October 13, 2009, to decide whether to tender your Shares in the Offer, unless the Offer is extended as described below. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to the depositary for the Offer, Computershare Trust Company, N.A. (the "Depositary"), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedure for Accepting the Offer and Tendering Shares." In addition, if we decide to provide a subsequent offering period in the Offer as described below under "Introduction" to this Offer to Purchase you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, trust company, bank or other nominee, you should contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the expiration date of the Offer.

When and how will I be paid for my tendered Shares?

        Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not properly withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in "Section 15—Conditions of the Offer." We do, however, reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals.

        We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "Section 3—Procedure for Accepting the Offer and Tendering Shares"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the Offer be extended and under what circumstances?

        Yes. If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will (subject to our rights to terminate the Merger Agreement in accordance with its terms) extend the Offer. Any individual extension will not exceed 10 business days. In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or any other governmental authority that is applicable to the Offer. In no event, however, may the Offer be extended beyond January 22, 2010 without the prior written consent of Sepracor. See "Section 1—Terms of the Offer."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

        Following the satisfaction of all the conditions to the Offer and the acceptance for payment of all the Shares tendered during the initial offering period (including extensions), we may elect to provide a subsequent offering period of at least three business days (and, if more than 70%, but less than 90%, of the Shares have been tendered when we first accept for payment Shares under the Offer, we will upon Sepracor's request provide for a subsequent offering period of at least 10 business days), during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the offer consideration. We may extend the subsequent offering period provided that we are not permitted under U.S. federal securities laws to provide a subsequent offering period of more than 20 business days in the aggregate. We have not at this time made a final decision to provide or not to provide a subsequent offering period if we are not otherwise required to do so upon Sepracor's request. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights" of this document for more information concerning any subsequent offering period.

        There will not be subsequent offering period if the number of Shares issuable upon exercise of the top-up option (described in "Section 1—Terms of the Offer") would allow us to obtain ownership of 90% or more of the then outstanding number of Shares.

        If we elect or are required to provide or extend any subsequent offering period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the Offer was scheduled to expire or the date of termination of any prior subsequent offering period. See "Section 1—Terms of the Offer."

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

How do I tender my Shares?

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate representing shares of Sepracor Common Stock has been issued to you or you hold shares of Sepracor Common Stock directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., at 888-877-5330 if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Until what time can I withdraw tendered Shares?

        You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration date of the Offer as it may be extended. Further, if we have not accepted your Shares for payment by November 13, 2009, you may withdraw them at any time after such date. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. In addition, you may not withdraw Shares tendered during a subsequent offering period, if there is one. See "Section 4—Withdrawal Rights."

How do I withdraw tendered Shares?

        To withdraw tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you have the right to withdraw the Shares tendered in the Offer. If you tendered Shares by giving instructions to a broker, dealer, trust company or other nominee, you must instruct your broker, dealer, trust company or other nominee to arrange the withdrawal of your Shares. See "Section 4—Withdrawal Rights."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will merge with and into Sepracor. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Sepracor. Furthermore, if, pursuant to the Offer or otherwise, we own in excess of 90% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of Sepracor. If the Merger takes place, Sepracor will become an indirect wholly-owned subsidiary of DSP, and all remaining stockholders (other than DSP, Offeror or Sepracor, or any of their subsidiaries and any Sepracor stockholders who properly exercise their appraisal rights under Delaware law) will receive $23.00 net per Share in cash (or any higher price per Share which is paid in the Offer), without interest, less any applicable withholding taxes. See the "Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for Sepracor; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger takes place between Sepracor and us, Sepracor stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive cash in an amount equal to the price per Share paid in the Offer for each of their Shares. Therefore, if the Merger takes place (and you do not exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares is that tendering stockholders will be paid earlier. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, there may be so few remaining stockholders and publicly traded Shares that Sepracor Common Stock will no longer be eligible to be traded on The NASDAQ Global Select Market or other securities exchanges and there may not be an active public trading market for Sepracor Common Stock. Also Sepracor may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations" and "Section 13—The Transaction Documents—The Merger Agreement."

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that are not tendered and who follow the procedure for perfecting their appraisal rights as set forth in accordance with Delaware law. A holder of Shares must properly perfect such holder's right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights under Delaware law. See "Section 12—Purpose of the Offer; Plans for Sepracor; Stockholder Approval; Appraisal Rights—Appraisal Rights."

If you successfully complete the Offer, what will happen to Sepracor's board of directors?

        If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, Offeror will become entitled to designate at least a majority of the members of the Sepracor Board. In such case, Sepracor has agreed to take all actions required, pursuant to the applicable law, to cause Offeror's designees to be elected or appointed to the Sepracor Board in such number as is proportionate to DSP's beneficial ownership of Sepracor's Common Stock. Therefore, if we accept Shares for payment pursuant to the Offer, Offeror will obtain control of the management of Sepracor shortly thereafter. However, prior to the effective time of the Merger, the Sepracor Board will retain at least two directors who were directors on September 3, 2009, the date of the Merger Agreement, and who qualify as "independent directors" by The NASDAQ Marketplace Rules or U.S. federal securities laws, and the approval of a majority of such directors will be required for Sepracor to authorize, amend or terminate the Merger Agreement or effect certain other actions related to or in connection with the Merger. See "Section 12—Purpose of the Offer; Plans for Sepracor, Stockholder Approval; Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On September 1, 2009, the last full trading day before the official announcement of the execution of the Merger Agreement was made by DSP and Sepracor on September 3, 2009, the reported closing price for the Shares on The NASDAQ Global Market ("NASDAQ") was $18.03 per Share. On September 14, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $22.81 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

What are the federal income tax consequences of exchanging my Shares pursuant to the Offer, during a subsequent offering period or pursuant to the Merger?

        In general, your exchange of Shares pursuant to the Offer, during a subsequent offering period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer, during a subsequent offering period or pursuant to the Merger in light of your particular circumstances. See "Section 5—Material U.S. Federal Income Tax Considerations."

Who can I talk to if I have questions about the Offer?

        You can call Georgeson Inc., the information agent for the offer, at (212) 440-9800 (for banks and brokers) or 888-877-5330 (toll-free) or Thomas Weisel Partners LLC, the dealer manager for the offer, at (415) 364-2663 (local number) or at (866) 897-2663 (toll-free), with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of Sepracor Inc.:

INTRODUCTION

        Aptiom, Inc., a Delaware corporation ("Offeror") and an indirect wholly-owned subsidiary of Dainippon Sumitomo Pharma Co., Ltd., a joint stock corporation organized under the laws of Japan ("DSP"), is offering to purchase all outstanding shares of common stock, par value $0.10 per share (the "Sepracor Common Stock"), including the associated preferred stock purchase rights (the "Rights", and together with the shares of Sepracor Common Stock, each a "Share" and collectively, the "Shares") of Sepracor Inc., a Delaware corporation ("Sepracor"), for $23.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Offer Price will be subject to any required withholding of taxes.

        You will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a rate of 28% on the gross proceeds payable to you. See "Section 3—Procedure for Accepting the Offer and Tendering Shares—Backup U.S. Federal Income Tax Withholding." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses that Thomas Weisel Partners LLC (the "Dealer Manager"), Computershare Trust Company, N.A. (the "Depositary") and Georgeson Inc. (the "Information Agent") incur in connection with the Offer. See "Section 17—Fees and Expenses."

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of September 3, 2009 (the "Merger Agreement") among DSP, Offeror and Sepracor. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Offeror will merge with and into Sepracor (the "Merger"), with Sepracor continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of DSP (the "Surviving Corporation"). At the effective time of the Merger (the "Merger Effective Time"), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under the Delaware General Corporation Law (as amended, the "DGCL") and any Shares held by DSP, Offeror or Sepracor or any of their subsidiaries) will be converted into the right to receive cash in an amount equal to the per Share price paid in the Offer, without interest. The Merger Agreement provides that all options to acquire shares of Sepracor Common Stock outstanding immediately prior to the Merger Effective Time, whether or not fully vested and exercisable, will become fully vested immediately prior to the Merger Effective Time and will be canceled as of the Merger Effective Time, and each holder of an option will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per share amount paid in the Merger over the per share exercise price of such option multiplied by the number of shares of Sepracor Common Stock issuable upon exercise of such option. The Merger is subject to the satisfaction or waiver of certain conditions described in "Section 15—Conditions of the Offer." "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Material U.S. Federal Income Tax Considerations" describes the material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

        The Board of Directors of Sepracor (the "Sepracor Board") has unanimously (i) declared that the Offer and the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Sepracor's stockholders (other than DSP, Offeror and their respective affiliates) and (ii) adopted and approved the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with Delaware law. THE SEPRACOR BOARD UNANIMOUSLY RECOMMENDS THAT SEPRACOR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. To the knowledge of Sepracor, to the extent permitted by applicable securities laws, rules or regulations, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each executive officer and director of Sepracor currently intends to tender all Shares over which he or she has sole dispositive power, except for one director who, because of a purchase of Shares on the open market made within the last six months, will not tender all Shares over which he or she has sole dispositive power.

        A description of the reasons for the Sepracor Board's approval of the Offer and the Merger is set forth in Sepracor's Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act on Schedule 14D-9 (the "Schedule 14d-9").

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares that, considered together with all other Shares, if any, beneficially owned by DSP or its subsidiaries represents at least a majority of the total number of shares of Sepracor Common Stock then outstanding on a fully diluted basis (the "Minimum Tender Condition") (generally, for purposes of determining whether or not the Minimum Tender Condition has been satisfied, shares of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise or conversion price in excess of $26.00 per share, as well as shares of restricted stock and options which have not vested and will not vest as a result of the purchase by Offeror of Shares validly tendered and not properly withdrawn pursuant to the Offer, will be excluded from the "fully diluted" calculation) and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"). See "Section 15—Conditions of the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        According to Sepracor, as of August 31, 2009, there were 110,992,118 shares of Sepracor Common Stock issued and outstanding (including 2,178,059 shares of Restricted Stock), 9,644,018 shares of Sepracor Common Stock issuable upon the exercise of outstanding vested stock options (14,578,152 shares of Sepracor Common Stock were reserved for outstanding unvested stock options), 58,711 shares of Sepracor Common Stock subject to outstanding Restricted Stock Units and a total of 3,346,517 shares of Sepracor Common Stock may be issuable upon the surrender of Sepracor's 0% Series B Convertible Senior Subordinated Notes due 2010 and Sepracor's 0% Convertible Senior Subordinated Notes due 2024 (the "Convertible Notes") for conversion by the holders thereof. Accordingly, as of August 31, 2008, the Minimum Tender Condition would have been satisfied if approximately 57,923,934 Shares were validly tendered pursuant to the Offer and not properly withdrawn.

        Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Offeror will be entitled to designate the number of directors, rounded up to the next whole number, to the Sepracor Board that is in the same proportion as the Shares beneficially owned by DSP to the total number of Shares outstanding. Offeror currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of Sepracor from among (and possibly including all of) the following potential designees: Koichi Tamura, Hiroshi Nomura, Yoshiharu Ikeda, Noriaki Okuda, Nobuhiko Tamura and Hitoshi Odagiri. Each potential designee is a director, officer or employee of DSP. We expect that such representation on the Sepracor Board would permit us to exert substantial influence over Sepracor's conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of Sepracor.

        Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we will be able to effect the Merger under the short-form Merger provisions of the

DGCL without a vote of Sepracor stockholders. If we do not acquire at least 90% of the outstanding Shares, either through the purchase of Shares in the Offer or upon exercise of the Top-Up Option (as defined below) granted to us by Sepracor pursuant to the Merger Agreement, we will have to seek approval of the Merger Agreement and the Merger by Sepracor's stockholders. Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding Shares. Assuming that the Minimum Tender Condition and the other conditions to the Offer are satisfied or waived, upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient Shares to enable us, without the vote of any other Sepracor stockholders, to satisfy the stockholder approval requirement to approve the Merger Agreement and the Merger. See "Section 13—The Transaction Documents—The Merger Agreement."

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions of the Offer." The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Tuesday, October 13, 2009, unless we extend the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

1.    Terms of the Offer.

    Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in "Section 3—Procedure for Accepting the Offer and Tendering Shares" on or prior to the Expiration Date. "Expiration Date" means 12:00 Midnight, New York City time, at the end of the day on Tuesday, October 13, 2009, unless extended, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

        The Offer is subject to the conditions set forth in "Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Tender Condition (as hereinafter defined) and expiration or termination of any applicable waiting period relating to the Offer under the HSR Act. See "Section 16—Certain Legal Matters; Regulatory Approvals." Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will (subject to our rights to terminate the Merger Agreement in accordance with its terms) extend the Offer. Any individual extension will not exceed 10 business days. In addition, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or its staff or any other governmental authority that is applicable to the Offer. In no event, however, may the Offer be extended by Offeror beyond January 22, 2010, without Sepracor's consent. See "Section 1—Terms of the Offer." During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights." In addition, pursuant to the terms of the Merger Agreement, we must extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Global Select Market ("NASDAQ") that is applicable to the Offer. The parties' ability or obligation to extend the offering period of the Offer is subject to their respective rights to terminate the Merger Agreement in accordance with its terms.

        Following the satisfaction or waiver of all the conditions to the Offer and the acceptance for payment (the "Acceptance Time") of all the Shares validly tendered and not properly withdrawn during the initial offering period (including extensions), we may elect to provide a subsequent offering period, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each, a "Subsequent Offering Period"), of at least three business days (and, if immediately following the Acceptance Time more than 70%, but less than 90%, of the Shares outstanding at the time, which shall include (i) Shares beneficially owned by DSP, Offeror and their respective subsidiaries and (ii) Shares validly tendered in the Offer and not properly withdrawn, have been tendered when we first accept for payment Shares under the Offer, we will upon Sepracor's request provide for a Subsequent Offering Period of at least 10 business days), during which time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the offer consideration. We may extend the Subsequent Offering Period provided that we are not permitted under U.S. federal securities laws to provide a Subsequent Offering Period of more than 20 business days in the aggregate. We will not provide for such Subsequent Offering Period if the number of Shares issuable upon exercise of the Top-Up Option (as defined below) would allow us to obtain ownership of 90% or more of the then outstanding number of Shares. The same offer price will be paid to stockholders tendering Shares in the Offer during the initial offering period or during any Subsequent Offering Period, if there is any.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a Subsequent Offering Period.    A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already would have been completed. For purposes of the Offer, a

"business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

        We have not at this time made a final decision to provide or not to provide a Subsequent Offering Period if Sepracor does not otherwise require us to make such a period available. If we elect (or are required) to provide or extend a Subsequent Offering Period, we will make a public announcement of such Subsequent Offering Period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of the prior Subsequent Offering Period.

        We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that Sepracor's prior written consent is required for us to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change or waive the Minimum Tender Condition; provided, that DSP and Offeror may, at their sole discretion, waive the Minimum Tender Condition to the extent (but only to the extent) that the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by DSP or its subsidiaries, equals at least a majority of the shares of Sepracor Common Stock outstanding on a fully diluted basis on the date of purchase (where, for purposes of this proviso "fully diluted" has the same meaning as in the Minimum Tender Condition, except that it also excludes shares of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise or conversion price per share in excess of the Offer Price), (iv) extend or otherwise change the Expiration Date (except to the extent required or permitted in the Merger Agreement), (v) change the form of consideration payable in the Offer, (vi) impose any condition to the Offer other than the Offer Conditions or (vii) amend, modify or supplement any of the conditions to the Offer set forth in "Section 15—Conditions of the Offer" or terms of the Offer in any manner adverse to the holders of Shares, or that would reasonably be expected to prevent, materially delay or impair the consummation of the Offer or the Merger.

        If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view a tender offer must remain open for a minimum period of time following a material change in the terms of such tender offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days generally must be required to allow adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of 10 business days. If, prior to the Expiration Date, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Sepracor has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        Top-Up Option.    Pursuant to the Merger Agreement, Sepracor has granted Offeror an option (the "Top-Up Option") to purchase from Sepracor shares of Sepracor Common Stock (the "Top-Up Option Shares") equal to the number of Shares that when added to the number of shares of Sepracor Common Stock owned by Offeror, DSP and any subsidiary of Offeror or DSP immediately prior to the exercise thereof, constitutes one share more than 90% of the number of shares of Sepracor Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. Offeror may pay the exercise price for the Top-Up Option, at its election, either (i) in cash or (ii) by paying cash in an amount not less than the aggregate par value of the Top-Up Option Shares and by delivering to Sepracor a promissory note having a principal amount equal to the remainder of the exercise price. Upon exercise of the Top-Up Option, Offeror is required to cause the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares. The Top-Up Option will only be exercised one time by Offeror in whole but not in part.

        Majority Protection Option.    Pursuant to the Merger Agreement, Sepracor has also granted Offeror an option (the "Majority Protection Option") to purchase from Sepracor shares of Sepracor Common Stock (the "Majority Protection Option Shares") equal to the number of shares of Sepracor Common Stock that, when added to the number of shares of Sepracor Common Stock owned by Offeror, DSP and any subsidiary of Offeror or DSP (other than Sepracor and its subsidiaries) immediately to the exercise thereof, constitutes a majority of the number of shares of Sepracor Common Stock then outstanding on a fully diluted basis. For the purposes of the Majority Protection Option, "on a fully diluted basis" means the sum of (i) the number of shares of Sepracor Common Stock as of such date issued and outstanding, plus (ii) the number of Majority Protection Option Shares plus (iii) the aggregate number of shares of Sepracor Common Stock issuable upon the conversion, exercise or exchange of all securities issued by Sepracor or other rights issued or granted by Sepracor (other than pursuant to the Rights, the Top-Up Option and the Majority Protection Option) that, in each case are outstanding as of such date and without regard to the conversion, exercise or exchange price thereof and without regard to whether, as of such date, such securities or other rights are vested or unvested or are convertible into or exercisable or exchangeable for shares of Sepracor Common Stock. Offeror may pay the exercise price for the Majority Protection Option, at its election, either (i) in cash or (ii) by paying cash in an amount not less than the aggregate par value of the Majority Protection Option Shares and by delivering to Sepracor a promissory note having a principal amount equal to the remainder of the exercise price. Offeror will not be permitted to exercise the Majority Protection Option if it is required to exercise the Top-Up Option. Offeror is only permitted to exercise the Majority Protection Option if at the time of exercise of such option, DSP, Offeror and any subsidiary of DSP or Offeror (other than Sepracor and its subsidiaries) own at least a majority of the then outstanding Shares but less than a majority of the number of Shares then outstanding on a fully diluted basis.

2.    Acceptance for Payment and Payment for Shares.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions of the Offer set forth in "Section 15—Conditions of the Offer." If we decide to provide a Subsequent Offering Period (or are required to do so upon Sepracor's request), we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in "Section 16—Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act (as defined below), see "Section 16—Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Offeror's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (defined in "Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery"), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (defined in "Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery") in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Accepting the Offer and Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

        For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Accepting the Offer and Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

3.    Procedure for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the

Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (b) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act)

(each, an "Eligible Institution"), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

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  the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Backup U.S. Federal Income Tax Withholding.    Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Sepracor's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Sepracor's stockholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Offeror, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.    Withdrawal Rights.

    Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after November 13, 2009. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except to the extent that you duly exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after November 13, 2009, unless theretofore accepted for payment as provided herein.

        For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Date by again following any of the procedures described in "Section 3—Procedure for Accepting the Offer and Tendering Shares."

        If we provide a Subsequent Offering Period (as described in more detail in "Section 1—Terms of the Offer") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Offeror, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.    Material U.S. Federal Income Tax Considerations.

    The following is a general summary of certain material U.S. federal income tax considerations to a Holder, as defined below, who exchanges its Shares for cash pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax considerations discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions described herein or that a U.S. court will not sustain such a challenge.

        As used in this summary, (A) a "Holder" is any beneficial owner of Shares; (B) a "U.S. Holder" is any Holder that is (i) a citizen or an individual resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions, including the States and the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; (C) a "Non-U.S. Holder" is any Holder that is an individual, corporation, estate or trust that is not described in clause (B)(i), (ii), (iii) or (iv). If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Shares, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Owners or partners of a pass-through entity that is a beneficial owner of Shares should consult their own tax advisors as to U.S. federal income, state and local and non-U.S. tax consequences of the exchange of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger.

        This summary does not address the U.S. federal income tax considerations of certain categories of Holders subject to special rules, including Holders that are (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (vi) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (vii) Holders that are liable for the "alternative minimum tax" under the Code, (viii) Holders that hold

Shares other than as a capital asset within the meaning of Section 1221 of the Code or (ix) U.S. expatriates.

        In addition, this discussion assumes that the Shares are not United States real property interests within the meaning of Section 897 of the Code.

        A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

        U.S. Holders.    The receipt of cash in exchange for Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such holder's adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the Shares so exchanged were held for more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

        Non-U.S. Holders.    Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer, during a Subsequent Offering Period or pursuant to the Merger generally will not be subject to U.S. federal income tax, unless: (a) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder's permanent establishment in the United States), in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under "U.S. Holders," but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of a Substitute Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

        Information Reporting and Backup Withholding.    Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on proceeds from the disposition of Shares pursuant to the Offer, during a Subsequent Offering Period or pursuant to the Merger. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on an IRS Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on IRS Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28-percent rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder's U.S. federal income tax liability if the required information is timely furnished to the IRS. See "Section 3—Procedure for Accepting the Offer and Tendering Shares—Backup U.S. Federal Income Tax Withholding.

6.    Price Range of Shares; Dividends.

    The Shares are listed and principally traded on NASDAQ under the symbol "SEPR". The following table sets forth for the periods indicated the high and low sales prices per Share on NASDAQ as reported in published financial sources:

	High	Low
2007
First Quarter	$63.24	$45.84
Second Quarter	57.11	40.26
Third Quarter	43.31	25.88
Fourth Quarter	28.62	22.25
2008
First Quarter	30.60	16.85
Second Quarter	24.40	18.76
Third Quarter	22.25	16.30
Fourth Quarter	18.49	9.83
2009
First Quarter	17.49	10.85
Second Quarter	17.36	12.73
Third Quarter (through September 14, 2009)	23.57	14.24

        Sepracor has never paid a cash dividend on the shares of Sepracor Common Stock. Under the terms of the Merger Agreement, Sepracor is not permitted to declare or pay dividends with respect to shares of Sepracor Common Stock. If we acquire control of Sepracor, we currently intend that no dividends will be declared on the shares of Sepracor Common Stock prior to the Merger Effective Time.

        On September 1, 2009, the last full trading day before the official announcement of the execution of the Merger Agreement was made by DSP and Sepracor on September 3, 2009, the reported closing price for the Shares on NASDAQ was $18.03 per Share. On September 14, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on NASDAQ was $22.81 per Share. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

7.    Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated but the Merger does not take place or is delayed, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Offeror. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount per Share equal to the Offer Price. Therefore, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.

        Stock Exchange Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NASDAQ. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the listing of Shares on NASDAQ would be discontinued and the market for the Shares could be adversely affected. In the event the Shares were no longer listed on NASDAQ, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of Sepracor to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Sepracor subject to registration, would substantially reduce the information required to be furnished by Sepracor to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder's meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to Sepracor. Furthermore, "affiliates" of Sepracor and persons holding "restricted securities" of Sepracor may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or reporting on NASDAQ. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Sepracor to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

        If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on NASDAQ will be terminated following the completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning Sepracor.

    Sepracor is a Delaware corporation with principal executive offices at 84 Waterford Drive, Marlborough, Massachusetts, 01752. The telephone number of Sepracor's principal executive offices is (508) 481-6700.

        The following description of Sepracor and its business has been taken from Sepracor's Annual Report on Form 10-K for the year ended December 31, 2008 and Current Report on Form 8-K filed on May 14, 2009, and is qualified in its entirety by reference to such Annual Report on Form 10-K and Current Report on Form 8-K.

        Sepracor is a research-based pharmaceutical company focused on discovering, developing and commercializing differentiated products that address large and growing markets and unmet medical needs and are prescribed principally by primary care physicians and certain specialists. Sepracor's drug discovery and development program, together with its corporate development and licensing activities, have yielded a portfolio of products and product candidates intended to treat a broad range of indications. Sepracor is currently concentrating its product development efforts in two therapeutic areas: respiratory diseases and central nervous system, or CNS, disorders.

        Sepracor was incorporated in 1984, and its corporate headquarters are located in Marlborough, Massachusetts. As of August 31, 2009, Sepracor employed approximately 2,100 people. For the year ended December 31, 2008, Sepracor's total revenues and net income were $1,292.3 million and $480.0 million, respectively.

        As of December 31, 2008, Sepracor's products marketed in the United States included: (1) LUNESTA® (eszopiclone), a non-benzodiazepine sedative hypnotic, for the treatment of insomnia in adults; (2) XOPENEX® (levalbuterol HCl) Inhalation Solution, a short-acting bronchodilator, for the treatment or prevention of bronchospasm in patients six years of age and older with reversible obstructive airway disease; (3) XOPENEX HFA® (levalbuterol tartrate) Inhalation Aerosol, a metered-dose inhaler, or MDI, for the treatment or prevention of bronchospasm in adults, adolescents and children four years of age and older with reversible obstructive airway disease; (4) BROVANA® (arformoterol tartrate) Inhalation Solution, a long-acting, twice-daily (morning and evening), maintenance treatment of bronchoconstriction in patients with chronic obstructive pulmonary disease, including chronic bronchitis and emphysema; (5) OMNARIS® (ciclesonide) Nasal Spray, an intranasal formulation of ciclesonide for the treatment of nasal symptoms associated with seasonal allergic rhinitis in adults and children six years of age and older, and with perennial allergic rhinitis in adults and adolescents 12 years of age and older; and (6) ALVESCO® (ciclesonide) HFA Inhalation Aerosol, an inhaled corticosteroid in an HFA MDI formulation for the maintenance treatment of asthma as prophylactic therapy in adult and adolescent patients 12 years of age and older.

        Sepracor Projections.    In connection with DSP's due diligence review, Sepracor provided to DSP certain projected and budgeted financial information concerning Sepracor. Sepracor advised DSP, as well as Nomura Securities Co., Ltd. ("Nomura") and Thomas Weisel Partners LLC ("TWP" together with Nomura, "DSP Financial Advisors"), that Sepracor's internal non-probability- and non-risk-adjusted financial forecasts (upon which the projections provided to DSP were based in part) (the "Non-risk-adjusted Projections") are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In connection with DSP's due diligence review and the execution of the Merger Agreement, Sepracor did not provide DSP or Offeror with any probability- or risk-adjusted projections prepared by Sepracor. However, such projections are disclosed in Sepracor's Schedule 14d-9.

        It is DSP's understanding that the Non-risk-adjusted Projections:

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  were based on the assumption that each of Sepracor's current product candidates, which are in various stages of clinical trials ultimately is approved by the U.S. Food and Drug Administration, without delay and for human use, and for the indications sought, following the conclusion of the pending trials and any subsequent trials that are anticipated by Sepracor;

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  assume all of Sepracor's intellectual property rights are maintained for the full exclusivity periods that are currently anticipated by Sepracor, that Sepracor is able to obtain a pediatric exclusivity extension for LUNESTA®, and that there is no generic or other direct competition to Sepracor's products until such time as the full exclusivity periods expire;

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  assume no manufacturing issues that may hinder product supply;

  •
  assume that no new governmental regulations or adverse changes in managed care reimbursement or coverage will be adopted that hinder Sepracor's ability to sell products; and

  •
  reflect numerous other assumptions (not all of which were provided to DSP), all made by Sepracor management, with respect to general business, economic, legal, market and financial conditions and other matters.

        Sepracor informed DSP that these assumptions regarding future events are difficult to predict, and many are beyond Sepracor's control. Accordingly, Sepracor informed DSP that there can be no assurance that the assumptions made by Sepracor in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections provided by Sepracor.

        The inclusion of the Non-risk-adjusted Projections in this Offer should not be regarded as an indication that any of DSP, Offeror, Sepracor or their respective affiliates or representatives consider the Non-risk-adjusted Projections to be necessarily predictive of actual future events, and the Non-risk-adjusted Projections should not be relied upon as such. The Non-risk-adjusted Projections are being provided in this document only because Sepracor made them available to DSP in connection with DSP's due diligence review of Sepracor. None of DSP, Offeror, Sepracor or any of their respective affiliates or representatives makes any representation to any stockholder regarding the Non-risk-adjusted Projections, and none of them intends to update or otherwise revise the Non-risk-adjusted Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Non-risk-adjusted Projections are shown to be in error. In this regard, holders of the Shares are cautioned not to place undue reliance on the Non-risk-adjusted Projections.

        The Non-risk-adjusted Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of Sepracor to delay or cancel purchases of Sepracor's products and services pending the consummation of the Offer and the Merger or the clarification of DSP's intentions with respect to the conduct of Sepracor's business thereafter. Any such delay or cancellation of customer sales is likely to affect adversely the ability of Sepracor to achieve the results reflected in such financial projections. Further, the Non-risk-adjusted Projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

        It is DSP's understanding that the Non-risk-adjusted Projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Non-risk-adjusted Projections do not purport to present operations in accordance with U.S. Generally Accepted Accounting Principles, and Sepracor's independent auditors have not examined, compiled or performed any procedures with respect to the Non-risk- adjusted Projections presented in this Offer, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Sepracor may achieve the results contained in the Non-risk-adjusted Projections, and accordingly assume no responsibility for them.

        The Non-risk-adjusted Projections provided by Sepracor management included the following for Sepracor on a consolidated basis:

	Fiscal Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015
	(Millions of dollars)
Total Revenue	$1,264	$1,405	$1,528	$1,672	$1,679	$2,044	$2,701
Earnings Before Interest and Taxes	204	329	360	440	403	422	534
Non-GAAP Net Income	314	349	425	508	306	325	396

        The projected Non-GAAP Net Income in the table above excludes milestone payments, restructuring charges, and other non-recurring or one-time items as well as amortization and certain interest and tax expenses.

        Additional Information.    Sepracor is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Sepracor's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at http://www.sec.gov.

9.    Certain Information Concerning Offeror and DSP.

    Offeror is a Delaware corporation incorporated on August 24, 2009, with principal executive offices at One Bridge Plaza, Suite 510, Fort Lee, New Jersey 07024. The telephone number of our principal executive offices is 201-592-2066. To date, we have engaged in no activities other than those incidental to our formation, entry into the Merger Agreement and commencement of the Offer. Offeror is an indirect wholly-owned subsidiary of DSP.

        DSP is a leading, Tokyo Stock Exchange listed, Japanese pharmaceutical company with a diverse portfolio of pharmaceutical, animal health and food and specialty products, with a strong research and development presence in the areas of CNS, diabetes, cardiovascular disease, and inflammation/allergy, and has approximately 5,000 employees. DSP is a joint stock corporation incorporated under the laws of Japan and traces its history from the formation in 1897 of Dainippon Pharmaceutical Co., Ltd. It adopted its current name in 2005 in connection with the merger of Sumitomo Pharmaceuticals Co., Ltd., and Dainippon Pharmaceutical Co., Ltd. DSP's principal executive offices at 2-6-8 Doshomachi, Chuo-ku, Osaka 541-0045, Japan, telephone number 011-81-6-6203-4690.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of DSP and Offeror and certain other information are set forth on Schedule I hereto.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (a) none of DSP, Offeror and, to DSP's and Offeror's knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of DSP, Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Sepracor; (b) none of DSP, Offeror and, to DSP's and Offeror's knowledge, the persons or entities referred to in clause (a) above has effected any transaction in the Shares or any other equity securities of Sepracor during the past 60 days; (c) none of DSP, Offeror and, to DSP's and Offeror's knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sepracor (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between DSP, Offeror, their subsidiaries or, to DSP's and Offeror's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sepracor or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (e) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between DSP, Offeror, their subsidiaries or, to DSP's and Offeror's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sepracor or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (f) none of DSP, Offeror and, to DSP's and Offeror's knowledge, the persons listed in Schedule I to this Offer to Purchase has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (g) none of DSP, Offeror and, to DSP's and Offeror's knowledge, the persons listed in Schedule I to this Offer to Purchase has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        We do not believe that our financial condition or the financial condition of DSP is relevant to a decision by the holders of Shares whether to tender Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in Sepracor or DSP, (ii) consummation of the Offer is not subject to any financing condition, (iii) if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same cash price per share paid in the Offer and (iv) we, through our parent company, DSP, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

10.    Source and Amount of Funds.

    We will need approximately $2.6 billion to purchase all Shares pursuant to the Offer, to cash out certain stock options and to pay related fees and expenses and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. DSP will provide us with sufficient funds to satisfy these obligations. Completion of the Offer is not conditioned upon obtaining or funding of any financing arrangements. We believe that Sepracor currently has and will continue to have, at all relevant times, cash on hand sufficient to fund amounts which may become due and payable under the Convertible Notes.

        We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in Sepracor or DSP;

  •
  consummation of the Offer is not subject to any financing condition;

  •
  if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

  •
  we, through our parent company, DSP, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

        DSP has received a commitment for a credit line in the amount of ¥250 billion, the approximate equivalent of $2.76 billion, dated as of August 31, 2009 (the "Commitment Letter"), from Sumitomo

Mitsui Banking Corporation ("SMBC") pursuant to which, subject to the conditions set forth therein, SMBC has committed to provide DSP with the necessary funds (the "Committed Funds") for the purpose of financing the Offer and the Merger and paying fees and expenses related to the Offer and the Merger. DSP intends to use cash on hand and ¥200 billion, the approximate equivalent of $2.21 billion, of the Committed Funds to finance the Offer and the Merger. The definitive documentation that will govern the Committed Funds has not been finalized and, accordingly, the actual terms pursuant to which the Committed Funds are to be provided may differ from those described in the Offer.

        The foregoing summary description of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter itself, an English language translation of which Offeror has filed as Exhibit (b)(1) to the Schedule TO filed with the SEC in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule TO"), which you may examine and copy as set forth in "Section 8—Certain Information Concerning Sepracor" above.

11.    Background of the Offer.

    Information in this section regarding telephone conversations, meetings and other contacts or activities that did not involve DSP, the board of directors of DSP or representatives of DSP has been furnished by Sepracor.

        DSP continually evaluates its strategic opportunities to strengthen its business and deliver long-term value to its stockholders. As part of its long-term strategic planning, DSP has identified global expansion of its pharmaceutical business as an integral part of its long-term strategy. DSP's management committee, composed of executives and other key employees, determined that one of the optimal methods for achieving global expansion and maintaining sales growth, in addition to organic growth and partnership opportunities (such as co- marketing or co-promotion arrangements), would be the acquisition of an established U.S. pharmaceutical corporation due to the expected benefits of:

  •
  allowing DSP to take advantage of already existing infrastructure in the U.S., the leading pharmaceutical market, and thus avoiding a number of complications associated with building a U.S. business from the ground up, such as being unable to launch products in a timely manner; and

  •
  facilitating the direct marketing of new products.

        DSP reviewed several possible U.S. pharmaceutical acquisition targets with an infrastructure to support marketing DSP's products.

        In December 2008, DSP met with representatives of Nomura and TWP to discuss DSP's interest in investigating an acquisition opportunity with Sepracor. Nomura and TWP were subsequently engaged by DSP to serve as its financial advisors in connection with a possible transaction with Sepracor.

        Over the course of the first several months of 2009, DSP met with its financial advisors, and its legal advisors, the firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss"), to discuss strategy and the timing of its approach to Sepracor, as well as to discuss the structure of a potential transaction.

        In late May 2009, DSP authorized its financial advisors to contact Sepracor to explore whether or not Sepracor would be interested in exploring a potential acquisition. As part of its initial overture to Sepracor, DSP instructed its financial advisors to make clear that DSP was interested in acquiring Sepracor in an all cash transaction, through which DSP would create at Sepracor a "Center of Excellence" in the United States.

        On May 27, 2009, Mr. Thomas Weisel, Chairman and Chief Executive Officer of TWP, telephoned Adrian Adams, Sepracor's President and Chief Executive Officer, in order to explore whether or not Sepracor would be interested in exploring a potential transaction with DSP.

        Matters relating to the background of the transaction occurring subsequent to the May 27, 2009 telephone call from Mr. Weisel to Mr. Adams are set forth in the Background of the Transaction

Section of Sepracor's Schedule 14d-9, which section, to the extent relating to negotiations and discussions with DSP and Offeror, is incorporated by reference herein.

12.    Purpose of the Offer; Plans for Sepracor; Stockholder Approval; Appraisal Rights.

        Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Sepracor. The Offer, as the first step in the acquisition of Sepracor, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of Sepracor not purchased pursuant to the Offer or otherwise.

        Plans for Sepracor.    Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Sepracor will, except as set forth in this Offer to Purchase, be continued as a stand-alone business unit substantially as they are currently being conducted. DSP will continue to evaluate the business and operations of Sepracor during and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, DSP intends to work with Sepracor's management as part of a comprehensive review of Sepracor's business, operations, capitalization and management with a view to optimizing development of Sepracor's potential in conjunction with DSP's business. DSP also expects to engage in discussions with members of Sepracor's senior management to provide for retention and other employment arrangements that are consistent with the Company's current practices (except that it is anticipated that these arrangements will not include any equity awards). DSP plans to use Sepracor as a platform to launch its products, such as Lurasidone, into the U.S. marketplace and to create a "Center of Excellence" for DSP in the U.S. Lurasidone is an atypical anti-psychotic for the treatment of schizophrenia discovered and developed by DSP with a unique chemical structure, which is currently in phase 3 clinical development and in respect of which DSP currently expects to file a new drug application (NDA) with the U.S. Food and Drug Administration in 2010.

        Upon the purchase of Shares pursuant to the Offer, the Merger Agreement provides that Offeror will be entitled to designate representatives to serve on the Sepracor Board in proportion to our ownership of Shares following such purchase, provided, that, prior to the Merger Effective Time the Sepracor Board will retain at least two directors who were directors on September 3, 2009, the Merger Agreement date, and who qualify as "independent directors" by The NASDAQ Marketplace Rules or U.S. federal securities laws. Offeror currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of Sepracor from among (and possibly including all of) the following: Koichi Tamura, Hiroshi Nomura, Yoshiharu Ikeda, Noriaki Okuda, Nobuhiko Tamura and Hitoshi Odagiri, each of whom is a director, officer or employee of DSP. We expect that such representation on the Sepracor Board would permit us to exert substantial influence over Sepracor's conduct of its business and operations. In addition, if we accept for payment and pay for at least a majority of the outstanding Shares, we expect to merge Offeror with and into Sepracor. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Offeror will be the directors of Sepracor. See "Section 13—The Transaction Documents—The Merger Agreement."

        Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Offeror has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Sepracor or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any material change in the Sepracor's management, any material change in Sepracor's capitalization or dividend policy or any other material change in Sepracor's corporate structure or business. If, for any reason following completion of the Offer, the Merger is not consummated, DSP and Offeror, subject to the applicable terms of the Confidentiality Agreement (as defined below), reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them. See "Section 13—The Transaction Documents—The Confidentiality Agreement."

        Stockholder Approval.    Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including by exercise of the Top-Up Option), at least 90% of the outstanding Shares, we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL without prior notice to, or any action by, any other Sepracor stockholder. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of the Merger Agreement and the Merger by Sepracor's stockholders. Approval of the Merger Agreement and the Merger requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned and purchased by us pursuant to the Offer or pursuant to the exercise of the Majority Protection Option. Thus, assuming that the Minimum Tender Condition is satisfied, upon consummation of the Offer, we would own sufficient Shares to enable us, without the vote of any other Sepracor stockholder, to satisfy the stockholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, Sepracor has agreed to promptly call, give notice of, convene and hold a meeting of Sepracor's stockholders in accordance with its certificate of incorporation, bylaws, applicable law and The NASDAQ Marketplace Rules to consider and take action upon the Merger Agreement if stockholder approval is required to effect the Merger.

        Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning Sepracor and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Offeror and DSP believe, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Acceptance Time at the same per share price as paid in the Offer.

        Appraisal Rights.    No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder's Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer or the per Share price to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Sepracor a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form Merger, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13.    The Transaction Documents.

The Merger Agreement.

        For the purposes of this Section 13, capitalized terms used but not defined herein will have the respective meanings set forth in the Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about DSP, Offeror or Sepracor. Such information can be found elsewhere in this Offer to Purchase.

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than September 15, 2009 or seven business days after the date of the Merger Agreement, which was September 3, 2009. The obligations of Offeror to (and the obligations of DSP to cause Offeror to) purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of certain conditions (the "Offer Conditions") that are described in "Section 15—Conditions of the Offer." Offeror expressly reserves the right to increase the Offer Price and to waive any of the Offer Conditions and/or modify the terms of the Offer, except that, without the consent of Sepracor, Offeror will not: (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) change or waive the Minimum Tender Condition; provided, that DSP and Offeror may, at their sole discretion, waive the Minimum Tender Condition to the extent (but only to the extent) that the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by DSP or any subsidiary of DSP, equals at least a majority of the shares of Sepracor Common Stock outstanding on a fully diluted basis on the date of purchase (where, for purposes of this proviso "fully diluted" has the same meaning as in the Minimum Tender Condition, except that it also excludes share of Sepracor Common Stock issuable upon exercise or conversion of securities with an exercise price per share in excess of the Offer Price); (iv) extend the Offer, except (A) as required by applicable law or (B) in connection with an increase in the Offer Price; (v) change the form of the consideration payable in the Offer; (vi) impose any condition to the Offer other than the Offer Conditions; or (vii) otherwise amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to the holders of Shares or that would delay the consummation of the Offer, the Merger of the other transactions contemplated by the Merger Agreement.

        The Merger Agreement provides that if at the scheduled Expiration Date any of the conditions to the obligation to purchase the Shares have not been satisfied or waived, Offeror will, subject to the rights of the parties to terminate the Merger Agreement under Article 8 of the Merger Agreement, extend (and re-extend) the Offer for one or more periods of not more than 10 business days each. Offeror may not extend the Offer beyond January 22, 2010, without the prior written consent of Sepracor in its sole discretion. Offeror must also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other law. Offeror is required to accept and pay for Shares validly tendered and not properly withdrawn as promptly as practicable following the later of (i) the earliest date as of which Offeror is legally permitted to accept such tendered Shares and (ii) the earliest date as of which each of the Offer Conditions is satisfied or waived.

        Subsequent Offering Period.    The Merger Agreement provides that following the Acceptance Time, Offeror may, without the consent of Sepracor, make available a Subsequent Offering Period in accordance with Rule 14d-11 of the Exchange Act if (i) Offeror has complied with all of the conditions of Rule 14d-11 under the Exchange Act and (ii) at the commencement of the Subsequent Offering Period the number of Shares owned by DSP, Offeror and their respective subsidiaries represent less than 90% of the outstanding number of Shares. The Merger Agreement obligates Offeror to provide for a Subsequent Offering Period of at least 10 business days, if requested by Sepracor, in the event that, at the Acceptance Time, DSP, Offeror and their respective subsidiaries own more than 70% but less than 90% of the Shares outstanding at that time. Offeror is required to accept and pay for Shares validly tendered during the Subsequent Offering Period as promptly as practicable after such Shares are so tendered. If Offeror is required to exercise the Top-Up Option (as defined below), Offeror will not be permitted to provide for a Subsequent Offering Period.

        Top-Up Option.    Pursuant to the Merger Agreement, Sepracor has granted Offeror an option (the "Top-Up Option") to purchase from Sepracor shares of Sepracor Common Stock (the "Top-Up Option Shares") equal to the number of shares of Sepracor Common Stock that when added to the number of shares of Sepracor Common Stock owned by Offeror, DSP and any subsidiary of Offeror or DSP immediately prior to the exercise thereof, constitutes one share more than 90% of the number of shares of Sepracor Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. Offeror may pay the exercise price for the Top-Up Option, at its election, either (i) in cash or (ii) by paying cash in an amount not less than the aggregate par value of the Top-Up Option Shares and by delivering to Sepracor a promissory note having a principal amount equal to the remainder of the exercise price. Upon exercise of the Top-Up Option, Offeror is required to cause the closing of the Merger to occur as promptly as practicable following the issuance of the Top-Up Option Shares. The Top-Up Option may only be exercised one time by Offeror in whole but not in part.

        Majority Protection Option.    Pursuant to the Merger Agreement, Sepracor has granted Offeror an option (the "Majority Protection Option") to purchase from Sepracor shares of Sepracor Common Stock (the "Majority Protection Option Shares") equal to the number of shares of Sepracor Common Stock that, when added to the number of shares of Sepracor Common Stock owned by Offeror, DSP and any subsidiary of Offeror or DSP (other than Sepracor and its subsidiaries) immediately prior to the exercise thereof, constitutes a majority of the number of shares of Sepracor Common Stock then outstanding on a fully diluted basis. For the purposes of the Majority Protection Option, "on a fully diluted basis" means the sum of (i) the number of shares of Sepracor Common Stock issued and outstanding as of such date, plus (ii) the number of Majority Protection Option Shares plus (iii) the aggregate number of shares of Sepracor Common Stock issuable upon the conversion, exercise or exchange of all securities issued by Sepracor or other rights issued or granted by Sepracor (other than the Rights, the Top-Up Option shares and the Majority Protection Option shares) that, in each case are outstanding as of such date and without regard to the conversion, exercise or exchange price thereof and without regard to whether, as of such date, such securities or other rights are vested or unvested or are convertible into or exercisable or exchangeable for shares of Sepracor Common Stock. Offeror may pay the exercise price for the Majority Protection Option, at its election, either (i) in cash or (ii) by paying cash in an amount not less than the aggregate par value of the Majority Protection Option Shares and by delivering to Sepracor a promissory note having a principal amount equal to the remainder of the exercise price. Offeror will not be permitted to exercise the Majority Protection Option if it is required to exercise the Top-Up Option. Offeror is only permitted to exercise the Majority Protection Option if at the time of exercise of such option, DSP, Offeror and any subsidiary of DSP or Offeror (other than Sepracor and its subsidiaries) own at least a majority of the then outstanding Shares but less than a majority of the number of Shares then outstanding on a fully diluted basis.

        Directors.    The Merger Agreement provides that after the Acceptance Time, Offeror will be entitled to designate such number of directors, rounded up to the next whole number, to the Sepracor Board as will give Offeror representation on the Sepracor Board in the same proportion as the percentage of Shares then owned by Offeror or other subsidiaries of DSP, after giving effect to the election of such directors, to the total number of Shares outstanding. Sepracor is required under the Merger Agreement to take all actions available to Sepracor to cause Offeror's designees to be elected or appointed to the Sepracor Board, provided that the Sepracor Board must always have such number of members (and, prior to the Merger Effective Time, not less than two such directors) who were members of the Sepracor Board immediately prior to the Acceptance Time and who are not officers of Sepracor (such directors, the "Continuing Directors") as required by NASDAQ rules or U.S. federal securities laws. Subject to applicable law and NASDAQ rules, Sepracor will also cause the individuals designated by Offeror to constitute the number of members, rounded up to the next whole number, on each committee of the Sepracor Board (other than any committee of the Sepracor Board comprised solely of Continuing Directors established to take action under the Merger Agreement) and the board of directors of each subsidiary of Sepracor (and each committee thereof) that represents the same percentage as such individuals represent on the Sepracor Board.

        Following the election or appointment of Offeror's designees and until the Merger Effective Time, the approval of a majority of the Continuing Directors, (or if there should only be one or two Continuing Directors then in office, all of the Continuing Directors then in office) will be required to authorize (and such authorization will constitute the authorization of the Sepracor Board):

  •
  any amendment, modification or termination of the Merger Agreement by Sepracor;

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  any extension of time for performance of any obligation or action of DSP or Offeror under the Merger Agreement;

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  any waiver of any condition to any obligation of Sepracor or any waiver or exercise of any right of Sepracor under the Merger Agreement;

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  any amendment to Sepracor's certificate of incorporation or by-laws;

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  any authorization of any agreement between Sepracor and any of its subsidiaries, on the one hand, and DSP, Offeror or any of their affiliates, on the other hand; or

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  any other action by in connection with the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement other than Sepracor's performance of its obligations under the Merger Agreement, including the consummation of the Merger, and other actions that would not reasonably be expected to adversely affect the interests of Sepracor's stockholders.

        The Merger.    The Merger Agreement provides that, at the Merger Effective Time, Offeror will be merged with and into Sepracor with Sepracor being the Surviving Corporation. Following the Merger, the separate existence of Offeror will cease, and Sepracor will continue as the Surviving Corporation, becoming indirectly wholly-owned by DSP. The directors of Offeror immediately prior to the Merger Effective Time will be the directors of the Surviving Corporation. The officers of Sepracor immediately prior to the Merger Effective Time will be the initial officers of the Surviving Corporation.

        Each Share issued and outstanding immediately prior to the Merger Effective Time (other than Shares held by DSP, Offeror or Sepracor, or by their respective direct or indirect subsidiaries, which will be canceled without the payment of any consideration therefor as described in the immediately succeeding paragraph and Appraisal Shares (as defined below)) will be canceled and converted into the right to receive cash in an amount equal to the highest price per Share paid pursuant to the Offer, without interest thereon and less any required withholding taxes (the "Merger Consideration"). At the Merger Effective Time, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate formerly representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

        At the Merger Effective Time, each Share that is held by Sepracor, DSP, Offeror, or by their respective direct or indirect subsidiaries, will automatically be canceled and retired and will cease to exist, and no cash or other consideration will be delivered in exchange therefor.

        Shares outstanding immediately prior to the Merger Effective Time held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 262 of the DGCL ("Appraisal Shares") will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL. However, if such holder fails to perfect or has effectively withdrawn or otherwise lost such holder's right to appraisal, then the right of such holder to be paid the fair value of such holder's Appraisal Shares will cease and such Appraisal Shares will be deemed to have been converted as of the Merger Effective Time into the right to receive the Merger Consideration.

        Equity Based Compensation Plans and Awards.    The Merger Agreement provides that each Option (as defined herein) to purchase shares of Sepracor Common Stock outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will become fully vested immediately prior to the Merger Effective Time and will be canceled as of the Merger Effective Time in exchange for the right to receive a lump sum cash amount equal to the Option Consideration (as defined below) (net of applicable taxes), if any, with respect to such Option. If the exercise price of an Option is equal to or greater than the Offer Price, such Option will be canceled, without any consideration being payable in respect thereof. "Option Consideration" means, with respect to each share of Sepracor Common Stock issuable under a particular Option, an amount equal to (i) the Merger Consideration per share of Sepracor Common Stock, less (ii) the exercise price payable in respect of each share of Sepracor Common Stock issuable under such Option. "Option" means any option granted, and, as of immediately before the Merger Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of Sepracor or any of its subsidiaries or any former subsidiary or predecessor thereof to purchase shares of Sepracor Common Stock pursuant to the Stock Plans. "Stock Plans" means the Sepracor Inc. 1991 Amended and Restated Stock Option Plan, Sepracor Inc. 1991 Director Stock Option Plan, Sepracor Inc. 1997 Stock Option Plan, Sepracor Inc. 1999 Stock Option Plan, Sepracor Inc. 2000 Stock Incentive Plan, Sepracor Inc. 2002 Stock Incentive Plan, Sepracor Inc. 2008 Director Stock Incentive Plan and Sepracor Inc. 2009 Stock Incentive Plan.

        The Merger Agreement further provides that Sepracor will take all actions reasonably necessary to provide that each share of Restricted Stock (as defined herein) and each Restricted Stock Unit (as defined herein) granted pursuant to the Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time will become fully vested and all restrictions and conditions applicable thereto will lapse immediately prior to the Merger Effective Time and be canceled as of the Merger Effective Time and converted into the right to receive a cash payment equal to the Merger Consideration (net of applicable taxes). "Restricted Stock" means any award of restricted Shares outstanding immediately before the Acceptance Time or the Merger Effective Time, as applicable, with respect to which the restrictions have not lapsed, and which award has not previously expired or terminated, to a current or former employee, director or independent contractor of Sepracor or any of its subsidiaries or any predecessor thereof, pursuant to the Stock Plans. "Restricted Stock Unit" means any award of restricted Share units outstanding immediately before the Acceptance Time or the Merger Effective Time, as applicable, with respect to which the restrictions have not lapsed, and which award has not previously expired or terminated, to a current or former employee, director or independent contractor of Sepracor or any of its subsidiaries or any former subsidiary or predecessor thereof, pursuant to the Stock Plans.

        Each holder of Options, Restricted Stock or Restricted Stock Units will receive from the Surviving Corporation or DSP, in respect and in consideration therefor, as soon as practicable following the Merger Effective Time (but in any event not later than three (3) business days), an amount (net of applicable taxes) equal to the consideration payable, as applicable, described in the preceding two paragraphs.

        The Merger Agreement provides that Sepracor will take all actions reasonably necessary prior to the Acceptance Time to terminate the 1998 Employee Stock Purchase Plan (the "ESPP") and the Stock Plans no later than the Merger Effective Time. Each outstanding right to purchase shares of Sepracor Common Stock under any offering period under the ESPP outstanding as of the date of the Merger Agreement will terminate at the Merger Effective Time and such rights may be exercised in full 10 days prior to the Merger Effective Time. Sepracor will take all actions reasonably necessary, including but not limited to, amending the terms of the ESPP, to avoid the commencement of any new offering period under the ESPP at or after the date of the Merger Agreement and prior to the Merger Effective Time. Following the date of the Merger Agreement, participants in the ESPP may not increase the amount of their payroll deductions or otherwise increase their purchase elections under the ESPP from those in effect on the date of the Merger Agreement.

        Prior to the Merger Effective Time, Sepracor will deliver to the holders of Options and to participants in the ESPP such notices, if any, as may be required under the terms of the Stock Plans or the ESPP setting forth such holders' rights pursuant to the Stock Plans and ESPP, respectively. Prior to the Merger Effective Time, the Sepracor Board (or, if appropriate, any committee thereof administering the Stock Plans or the ESPP) will adopt such resolutions as may be required to effectuate the actions described above.

        Representations and Warranties.    In the Merger Agreement, Sepracor has made representations and warranties to DSP and Offeror, including representations relating to: organization of Sepracor and organization, existence and good standing of Sepracor's subsidiaries; Sepracor's capitalization; authorization of Sepracor and the absence of conflicts with or consents required in connection with the Merger Agreement; Sepracor's subsidiaries; Sepracor's public information; absence of material adverse changes; litigation; disclosure documents; broker's and finder's fees; employee benefit plans and other employee matters; taxes; environmental matters; compliance with laws; intellectual property; opinions of Sepracor's financial advisors; insurance; material contracts; real property; inventory; Sepracor's rights agreement; and the Delaware takeover statute.

        In the Merger Agreement, DSP and Offeror have made representations and warranties to Sepracor, including representations relating to: organization and existence; authorization with respect to the Merger Agreement; the absence of conflicts with or consents required in connection with the Merger Agreement; information supplied or to be supplied to Sepracor; availability of funds; broker's or finder's fees; ownership of Sepracor's common stock; absence of litigation; other agreements or understandings with Sepracor's directors or officers; and acknowledgement that Sepracor makes no representations in addition to those described above.

        The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Sepracor, DSP or Offeror or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the

Merger Agreement, which subsequent information may or may not be fully reflected in DSP's or Sepracor's public disclosures.

        Operating Covenants.    The Merger Agreement provides that, from the date of the Merger Agreement to the date on which the majority of the Sepracor Board consists of designees of Offeror (the "Board Appointment Date"), except as contemplated by the Merger Agreement (including in Sepracor's disclosure schedule) and unless DSP otherwise consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), Sepracor and its subsidiaries are required to use commercially reasonable efforts to (i) conduct their business in the ordinary course of business and consistent in all material respects with past practice (ii) maintain and preserve intact the material aspects of their business organizations and maintain their significant beneficial business relationships and (iii) retain the services of their present key employees.

        Between the date of the Merger Agreement and the Board Appointment Date, Sepracor is subject to specified operating covenants and restrictions, including restrictions relating to: the purchase, sale or encumbrance of material property or material assets; acquisitions, mergers and consolidations; amendment of charter documents and bylaws; declaration, setting aside or payment of dividends; split, combination, subdivision, reclassification, redemption or purchase of outstanding stock and other securities; issuance, sale or pledge of stock; redemption, repurchase, prepayment or modification in any material respect of indebtedness; compensation of directors, employees, agents or consultants; employee benefit plans; tax matters; revaluation of assets or liabilities or changes in financial accounting methods; settlement or compromise of litigation; capital expenditures; making loans, advances, capital contributions, or investments; entering into joint ventures, partnerships or creating non-wholly-owned subsidiaries; arrangements limiting or restricting the business of Sepracor or the Surviving Corporation; amendment, modification or termination of material contracts; engagement in new business activities; insurance coverage; payments to advisors in connection with the Merger Agreement; dissolution or corporate reorganization; derivative contracts; and agreements to take any actions otherwise precluded above.

        The Merger Agreement provides that, from the date of the Merger Agreement to the Merger Effective Time, except as contemplated by the Merger Agreement, or with Sepracor's consent, DSP and Offeror will not, directly or indirectly, take any action that would reasonably be expected to materially delay, impair or prevent completion of the Offer or the Merger. Such undertaking by DSP and Offeror does not, however, preclude them from exercising their rights under the Merger Agreement, including their right to terminate the Merger Agreement in the circumstances described under "Termination" below.

        Stockholders Meeting; Board Recommendation.    The Merger Agreement provides that, if the adoption of the Merger Agreement by Sepracor's stockholders is required by applicable law, Sepracor will, as soon as practicable following the Acceptance Time, duly call and give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement. DSP agrees to cause all Shares then owned by DSP and Offeror and their subsidiaries to be voted in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, under the Merger Agreement, if DSP, Offeror and any other DSP subsidiary collectively acquire at least 90% of the then outstanding Shares, DSP and Offeror will take all necessary and appropriate action to cause the Merger to become effective after the expiration of the Offer without a stockholders' meeting in accordance with Section 253 of the DGCL.

        Pursuant to the Merger Agreement, except as provided below, the Sepracor Board may not (i) withdraw or modify, or propose publicly to withdraw or modify, the recommendation by the Sepracor Board that its stockholders accept the Offer, tender their Shares to Offeror pursuant to the Offer and adopt the Merger Agreement (the "Board Recommendation") or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (as defined below).

Any action described in clause (i) or (ii) will constitute a "Company Adverse Recommendation Change".

        However, Sepracor or the Sepracor Board, as applicable, may, prior to the Acceptance Time (A) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, the Board Recommendation due to the occurrence of an Intervening Event (as defined below), or (B) in response to an unsolicited written Takeover Proposal made after the date of the Merger Agreement that did not result from a material breach of Sepracor's non-solicitation covenants contained in the Merger Agreement and summarized below that the Sepracor Board determines in good faith (after consultation with Sepracor's outside counsel and financial advisors) constitutes a Superior Proposal (as defined below), (i) approve or recommend, or propose publicly to approve or recommend, such Superior Proposal, or (ii) enter into a binding written agreement concerning such Superior Proposal in accordance with Sepracor's right to terminate the Merger Agreement in accordance with its terms, if, in any such case, the Sepracor Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

        Neither Sepracor nor the Sepracor Board may take any action referred to in (A) or (B) of the preceding paragraph or terminate the Merger Agreement pursuant to its terms unless Sepracor promptly notifies DSP, in writing, at least four business days before taking such action of its intention to do so and either: (x) in the case of an action described in clause (A) of the preceding paragraph, attaches to such notice a description of the Intervening Event describing in reasonable detail the material facts relating to such Intervening Event; or (y) in the case of an action described in clause (B) above of the preceding paragraph, attaches to such notice the most current version of the proposed agreement under which the Superior Proposal is proposed to be consummated and sets forth the identity of the person or entity making such Superior Proposal. In addition to the requirements in the preceding sentence, Sepracor must offer to negotiate in good faith with DSP to modify the terms of the Merger Agreement rather than pursuing a Superior Proposal (in the case of an action referred to in clause (B) of the preceding paragraph) and the Sepracor Board must also have determined in good faith after consultation with its legal and financial advisors that either: (1) in the case of an action described in clause (B) of the preceding paragraph, the Superior Proposal giving rise to the Sepracor Board's notice of termination of the Merger Agreement continues to be a Superior Proposal; or (2) in view of the Intervening Event, it would be inconsistent with the Sepracor Board's fiduciary obligations to recommend in favor of the Offer and the Merger.

        As used in the Merger Agreement, an "Intervening Event" means a change, event, occurrence, development or circumstance in respect of Sepracor or any of its subsidiaries that was not actually known to the Sepracor Board on the date of the Merger Agreement, which change, event, occurrence, development or circumstance, or any consequences thereof, becomes known to the Sepracor Board prior to the Acceptance Time; provided, that in no event will the receipt, existence or terms of a Takeover Proposal constitute an Intervening Event.

        No-Solicitation Provisions.    The Merger Agreement provides that, except as provided below, Sepracor and its subsidiaries, as well as their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives, may not, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement, agreement-in-principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Takeover Proposal, (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal, (iv) to the extent permitted by applicable law, waive, terminate, modify or fail to enforce any provision of any contractual confidentiality, "standstill" or similar obligation of any person or entity other than DSP, or (v) take any other action designed to, or that would knowingly facilitate, the making or receipt of any Takeover Proposal or the consummation thereof.

        However, the Merger Agreement also provides that Sepracor may refer any person or entity to such no-solicitation restrictions in the Merger Agreement and if, in response to an unsolicited written Takeover Proposal made after the date of the Merger Agreement that did not result from a material breach of Sepracor's no-solicitation covenants described above, the Sepracor Board determines in good faith, after consultation with Sepracor's outside counsel and Sepracor's financial advisor, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, Sepracor may (only if the Sepracor Board after consultation with Sepracor's outside counsel determines that failure to do so would result in a breach of its fiduciary duties) (i) furnish information with respect to Sepracor and its subsidiaries to the person making such Takeover Proposal (and its representatives) but only pursuant to a confidentiality agreement no less favorable to Sepracor than the confidentiality agreement with DSP (except that such confidentiality agreement must contain additional provisions that expressly permit Sepracor to comply with certain provisions of the Merger Agreement), provided that substantially concurrently with its delivery of non-public information to such person or entity Sepracor delivers to DSP all such information not previously provided to DSP; or (ii) participate or engage in discussions or negotiations with such person or entity and its representatives and its potential financing sources regarding such Takeover Proposal.

        The Merger Agreement contains a provision that requires Sepracor to provide DSP with oral and written notice, in no event later than twenty-four hours after Sepracor's receipt of any Takeover Proposal, that indicates the identity of the person or entity making such Takeover Proposal, and the material terms and conditions thereof (and will include with such notice copies of any written materials received from or on behalf of such person relating thereto), and thereafter will keep DSP informed on a reasonably current basis of the status and terms and conditions (including material changes thereto) of such Takeover Proposal (and Sepracor will provide DSP with copies of any additional material documents received therewith).

        The Merger Agreement further contains a provision that the Sepracor Board may (i) comply with Rule 14d-9 or 14e-2(a) of the Exchange Act, or issue a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) make any disclosure to Sepracor's stockholders if, in the case of a disclosure described in this clause (ii), the Sepracor Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

        As used in the Merger Agreement, "Takeover Proposal" means, other than the Merger, the Offer and the other transactions contemplated by the Merger Agreement, any proposal or offer from any person or entity (other than DSP, Offeror, or any of their affiliates) or "group" (as defined in Section 13(d) of the Exchange Act) for (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any of Sepracor's subsidiaries) or businesses of Sepracor and its subsidiaries that constitute 20% or more of the consolidated revenues, net income or assets of Sepracor and its subsidiaries, taken as a whole, (ii) the acquisition from Sepracor (whether in a single transaction or a series of related transactions) of 20% or more of the equity securities of Sepracor, (iii) a tender offer or exchange offer that if consummated would result in any person or entity or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the equity securities of Sepracor or (iv) a merger, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving Sepracor, in each case, other than the Merger, the Offer and the other transactions contemplated by the Merger Agreement (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely wholly-owned subsidiaries of Sepracor).

        As used in the Merger Agreement, "Superior Proposal" means an unsolicited written Takeover Proposal received after the date of the Merger Agreement for outstanding equity securities (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) not then owned by the offeror or its affiliates or all or substantially all of the consolidated assets of Sepracor and its subsidiaries on terms that the Sepracor Board determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation (it being acknowledged that Sepracor's financial advisors meet such qualification) and outside legal counsel and taking into account all the financial, legal, regulatory aspects and terms and conditions of the Takeover Proposal and the Merger Agreement, including any break-up fees, are more favorable from a financial point of view to Sepracor's stockholders than as provided in the Merger Agreement(taking into account any proposal by DSP to amend the terms of the Merger Agreement), which the Sepracor Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Sepracor Board, and which is not subject to any condition to consummation based on the availability of financing; provided that for purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Takeover Proposal will be deemed to be references to "50%".

        Employment and Employee Benefits.    Pursuant to the Merger Agreement, DSP has agreed that it will, from the date on which the Acceptance Time occurs until 12 months after the closing of the Merger, provide to each person who is an employee of Sepracor (or its subsidiaries) immediately prior to the Acceptance Time (i) a base salary or hourly wage rate, and total annual cash incentive opportunity, which is at least equal to such employee's base salary or hourly wage rate and total annual cash incentive opportunity (including targeted cash bonuses) immediately prior to the Acceptance Time, and (ii) employee benefits (including severance plans) that are at least comparable in the aggregate to those employee benefits provided to them immediately prior to the Acceptance Time.

        Rule 14d-10(d).    Prior to the Acceptance Time, Sepracor (acting through its Compensation Committee) will take all such steps as may be required to cause each employment compensation, severance and employee benefit arrangement entered into by Sepracor or its subsidiaries after the date of the Merger Agreement with any of its directors or employees pursuant to which consideration is paid or benefits are granted to such director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) of the Exchange Act.

        Indemnification and Insurance.    DSP and Offeror have agreed in the Merger Agreement that all rights to advancement of expenses, indemnification and exculpation by Sepracor (or its subsidiaries) now existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of Sepracor or its subsidiaries (the "Indemnified Parties") as provided in Sepracor's charter and by-laws or pursuant to any other agreements in effect as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect for at least six years after the Merger Effective Time.

        The Merger Agreement also provides that from and after the Acceptance Time, each of DSP and the Surviving Corporation will, jointly and severally, to the fullest extent that the Surviving Corporation would be permitted to do so under applicable law, indemnify, defend and hold harmless (and advance funds in respect of each of the foregoing, subject to the indemnifying or advancing party's receipt of an unsecured undertaking by or on behalf of the Indemnified Party to repay such funds if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder) each Indemnified Party against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Acceptance Time in connection with such Indemnified Party serving as an officer or director of Sepracor or any of its subsidiaries or any other person if such service was at the request or for the benefit of Sepracor or any of its subsidiaries.

        The Merger Agreement also provides that for at least six years after the Merger Effective Time, DSP will cause the Surviving Corporation to cause the individuals who served as the directors and officers of Sepracor prior to the Merger Effective Time who are covered by the directors' and officers' ("D&O") liability insurance policy currently maintained by Sepracor (the "D&O Insurance") to be covered under a prepaid D&O liability insurance policy on terms and conditions no less advantageous to such individuals than Sepracor's existing D&O liability insurance policy with respect to acts or omissions of such directors and officers at or prior to the Merger Effective Time (including in respect of the Merger Agreement and the transactions contemplated thereby). However, the Surviving Corporation is not required to expend more than an amount per year equal to 250% of current annual premiums paid by Sepracor for such insurance to maintain or procure insurance coverage. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such amount, the Surviving Corporation will procure and maintain for such six-year period as much coverage as is available for such amount. DSP has the right to cause coverage to be extended under the D&O Insurance by causing the Surviving Corporation to obtain a six-year "tail" policy on terms and conditions no less advantageous than the D&O Insurance. Sepracor has the right to purchase a reporting tail endorsement policy, subject to certain limitations.

        Convertible Notes.    Sepracor has agreed in the Merger Agreement to use commercially reasonable efforts to comply with certain provisions of the indenture governing its 0% Series B Convertible Senior Subordinated Notes due 2010 and 0% Convertible Senior Subordinated Notes due 2024 (the "Convertible Notes"), in respect of the transactions contemplated by the Merger Agreement.

        Financing.    Sepracor has agreed in the Merger Agreement that it will, at DSP's sole cost and expense, use its commercially reasonable efforts to cooperate with DSP in its efforts to consummate the financing of the transactions contemplated by the Merger Agreement.

        Stock Exchange De-listing.    The Merger Agreement provides that prior to the Merger Effective Time, Sepracor will cooperate with DSP and use its commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable under applicable laws and NASDAQ rules to enable the de-listing by the common stock of the Surviving Corporation from NASDAQ and the deregistration of the common stock under the Exchange Act as promptly as practicable after the Merger Effective Time.

        Commercially Reasonable Efforts to Cause the Merger to Occur.    Pursuant to the Merger Agreement, each of the parties to the Merger Agreement has agreed to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including obtaining all consents, approvals, waivers and authorizations required for the consummation by the parties of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and the execution of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

        Hart-Scott-Rodino (HSR) and other Antitrust Approvals.    The Merger Agreement requires that each of DSP, Offeror and Sepracor, as promptly as practicable after the date of the Merger Agreement (but no later than September 15, 2009), make all filings required by each of them under the HSR Act, and other applicable antitrust or competition laws with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement. DSP, Offeror and Sepracor have agreed to use best efforts to obtain all government clearances or approvals required to consummate the Offer, the Merger and the transactions contemplated by the Merger Agreement under the HSR Act and other applicable antitrust or competition laws, provided that neither DSP nor Offeror will be required to effect any divestiture or similar agreement with respect to any of their respective businesses or assets to the extent the same would have an adverse impact that is material to the business or operations of DSP and its subsidiaries, taken as a whole, or Sepracor and its Subsidiaries, taken as a whole, as of September 3, 2009 or after giving effect to the Offer or the Merger.

        Directors and Officers.    The Merger Agreement provides that the directors of Offeror immediately prior to the Merger Effective Time will become the initial directors of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or the time their respective successors are duly elected or appointed and qualified. The officers of Sepracor immediately prior to the Merger Effective Time will be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or the time their respective successors are duly elected or appointed and qualified. The Merger Agreement provides that if requested by DSP prior to the Merger Effective Time, Sepracor will use commercially reasonable efforts to cause each director of each subsidiary of Sepracor to tender their resignations as directors, effective upon the Merger Effective Time.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

  •
  if required by law, the Merger Agreement has been adopted at a stockholder meeting by the requisite vote of the holders of Shares;

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  there are no judgments, legal restraints or prohibitions in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof. Prior to invoking this condition, each party is required to use its commercially reasonable efforts to have such judgment or other legal restraint or prohibition lifted; and

  •
  Offeror or DSP has purchased all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated and the Offer, the Merger and the related transactions may be abandoned:

          (a)   by mutual written consent of the parties at any time prior to the Acceptance Time;

          (b)   by either DSP or Sepracor as follows:

              (i)  if the Acceptance Time has not occurred on or before January 29, 2010, except that this right to terminate the Merger Agreement will not be available to any party if the failure of the Acceptance Time to occur on or before January 29, 2010 was caused by or resulted from the failure of such party (or any affiliate of such party) to perform any covenant or agreement contained in the Merger Agreement;

             (ii)  if any judgment, ruling, order, writ, injunction or decree of any governmental authority ("Judgment") issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition in each case making the Offer or the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof is in effect and has become final and nonappealable; provided that the party seeking the right to terminate the Merger Agreement pursuant to the foregoing will have used commercially reasonable efforts to resist, lift or resolve such Judgment, law or other legal restraint or prohibition and the right to terminate pursuant to the foregoing will not be available if the issuance of such Judgment, law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any affiliate of such party) to perform any covenant or agreement in the Merger Agreement;

          (c)   by DSP, prior to the purchase of any Shares pursuant to the Offer if a Company Adverse Recommendation Change has occurred;

          (d)   by Sepracor, if each of the following conditions are satisfied: (i) Sepracor has not materially breached its non-solicitation covenants contained in the Merger Agreement, (ii) the Sepracor Board prior to or concurrently with such termination approves, and Sepracor substantially concurrently with such termination enters into, a definitive agreement providing for the implementation of a Superior Proposal, and (iii) Sepracor simultaneously pays the Termination Fee (as defined below) to DSP in immediately available funds;

          (e)   by DSP, prior to the purchase of any Shares pursuant to the Offer, if Sepracor has materially breached its non-solicitation covenants contained in the Merger Agreement; provided that such material breach was the result of actions taken or not taken by, at the direction of or with the consent or encouragement of certain specified members of Sepracor's senior management, any member of the Sepracor Board or any senior individual employed by any financial, legal or other advisor to Sepracor in connection with the transactions contemplated by the Merger Agreement or, in the case of any other material breach of its non-solicitation covenants contained in the Merger Agreement, such breach became known to certain specified members of Sepracor's senior management or any member of the Sepracor Board and Sepracor failed to use its best efforts to cause such breach to cease to be ongoing;

          (f)    by DSP, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of Sepracor set forth in the Merger Agreement (other than Sepracor's non-solicitation covenants contained in the Merger Agreement), which breach or failure to perform (i) would cause certain conditions relating to Sepracor's representations and warranties and covenants set forth in clauses 2(b) and 2(c) of Annex A—"Conditions to the Offer" attached to the Merger Agreement not to be satisfied, and (ii) has not been cured prior to the earlier of (x) 30 days following receipt by Sepracor of written notice of such breach or failure to perform from DSP, and (y) January 29, 2010; provided that neither DSP nor Offeror is then in material breach of any covenant or agreement under the Merger Agreement;

          (g)   by Sepracor, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of DSP or Offeror set forth in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (which is defined in the Merger Agreement to mean any change, event, occurrence, effect or development that would reasonably be expected to prevent, or materially impair or delay, the ability of either DSP or Offeror to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement) and has not been cured prior to the earlier of (i) 30 days following receipt by DSP of written notice of such breach or failure to perform from Sepracor, and (ii) January 29, 2010; provided that Sepracor is not then in material breach of any covenant or agreement under the Merger Agreement; or

          (h)   by Sepracor if, for any reason, (i) Offeror shall have failed to commence the Offer by the date that is seven business days after the date of the Merger Agreement, (ii) Offeror terminates or makes any change to the Offer in material beach of the terms of the Merger Agreement, or (iii) Offeror shall have breached its obligation under the Merger Agreement to purchase all Shares validly tendered and not properly withdrawn as of the expiration of the Offer, provided that Sepracor shall not be permitted to terminate the Merger Agreement pursuant to the immediately preceding clause (ii) unless the breach referred to therein shall not have been cured prior to the earlier of (x) three business days following receipt by DSP of written notice of such breach from Sepracor, and (y) January 29, 2010.

        Termination Fee.    The Merger Agreement contemplates that a termination fee of $77,400,000 (the "Termination Fee") will be payable by Sepracor to DSP under any of the following circumstances in accordance with the terms set forth therein:

  (a)
  the Merger Agreement is terminated by Sepracor pursuant to paragraph (d) above;

  (b)
  the Merger Agreement is terminated by DSP pursuant to paragraph (c) above;

  (c)
  the Merger Agreement is terminated (x) by DSP pursuant to paragraph (e) above, (y) by either DSP or Sepracor pursuant to paragraph (b)(i) at a time when DSP would have been entitled to terminate the Merger Agreement pursuant to paragraph (b)(i) above, or (z) by DSP pursuant to paragraph (f) above as a result of a breach of any covenant or agreement of Sepracor contained in the Merger Agreement, so long as, in the case of the immediately preceding clauses (x), (y) and (z), (A) before the date of such termination, a Takeover Proposal has been publicly announced or otherwise been communicated to the Sepracor Board or the holders of Sepracor's Common Stock and, in each case, not subsequently publicly withdrawn, and (B) within 12 months after the date of termination, Sepracor has entered into a definitive agreement for any Takeover Proposal, which Takeover Proposal is ultimately consummated (provided, that for purposes of this clause, each reference to "20%" in the definition of Takeover Proposal will be deemed to be a reference to "50%").

        Any Termination Fee due to DSP under paragraph (a) above must be paid to DSP by wire transfer of same-day funds concurrently with the termination. Any Termination Fee due under paragraph (b) above will be paid to DSP by wire transfer of same-days funds within two business days of termination. Any Termination Fee due under paragraph (c) above will be paid to DSP by wire transfer of same-day funds within two business days after the date on which the applicable event referenced therein occurs.

        Amendment.    The Merger Agreement may be amended by the parties to the agreement at any time prior to the Merger Effective Time by action taken by their respective boards of directors, at any time before or after adoption of the Merger Agreement by the respective boards of directors or stockholders of the parties; provided, that (i) certain amendments require the approval of Sepracor's continuing directors, and (ii) after adoption of the Merger Agreement by the stockholders of Sepracor, there can be no further amendments that pursuant to applicable law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

The Confidentiality Agreement.

        Sepracor and DSP entered into a confidentiality agreement dated June 13, 2009 (the "Confidentiality Agreement") in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, DSP agreed to, among other things and subject to certain exceptions, keep confidential information furnished to it and its representatives by or on behalf of Sepracor, and to use such information solely for the purpose of evaluating a possible transaction with Sepracor. Pursuant to the Confidentiality Agreement, DSP also agreed that, for a period of 18 months from the date of the Confidentiality Agreement, unless Sepracor gave prior written consent, neither DSP nor its representatives would:

  •
  acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or assets of Sepracor or its subsidiaries;

  •
  make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Sepracor;

  •
  make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Sepracor or any of its securities or assets;

  •
  form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing;

  •
  otherwise seek to control or influence the management, Sepracor Board or policies of Sepracor;

  •
  take any action that could reasonably be expected to require Sepracor to make a public announcement regarding the possibility of any of the events described above; or

  •
  request Sepracor or any of its representatives, directly or indirectly, to amend or waive any provision of the foregoing.

        The foregoing "standstill" obligations will terminate upon (a) the acquisition by any person or group of beneficial ownership of voting securities of Sepracor representing 15% or more of the outstanding voting securities of Sepracor or the public announcement of such an acquisition, (b) the announcement by any person or group (other than DSP or its affiliates) of a tender offer or exchange offer to acquire voting securities of Sepracor, which if, successful, would result in such person beneficially owning more than 15% of the then outstanding voting securities of Sepracor or (c) the entry into by Sepracor, or determination by Sepracor to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding voting securities of Sepracor would be converted into cash or securities of another person or group or 30% or more of the voting securities of Sepracor would be owned by persons other than the then current holders of shares of common stock of Sepracor or which would result in all or substantially all of Sepracor's assets being sold to any person or group.

        In addition, subject to certain exceptions, DSP agreed that, for a period of one year from the date of the Confidentiality Agreement, neither it nor its affiliates would solicit, employ or hire any officers or certain other employees of Sepracor.

        The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement. The Confidentiality Agreement is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

The Exclusivity Agreement.

        Sepracor and DSP entered into an exclusivity agreement dated August 17, 2009 (the "Exclusivity Agreement") in connection with a potential negotiated transaction between the parties. Pursuant to the Exclusivity Agreement, Sepracor agreed, among other things, not to (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any offer or proposal to acquire all or any part of Sepracor (including, without limitation, any intellectual property rights of Sepracor) (a "Competing Proposal"), (ii) enter into any agreement or other instrument relating to a Competing Proposal, (iii) participate or engage in discussions or negotiations regarding, or furnish any non-public information for the purpose of knowingly encouraging or knowingly facilitating, any Competing Proposal, (iv) take any other action that is knowingly designed to, or that would reasonably be expected to result in or facilitate, the making or receipt of any Competing Proposal, or the consummation thereof or (v) authorize, direct or knowingly permit any of Sepracor's representatives to take such action, in each case, until the earlier of (A) September 8, 2009, (B) the date a definitive agreement with DSP regarding the potential transaction is executed or (C) the date on which DSP determines it does not wish to pursue such potential transaction. The Exclusivity Agreement terminated pursuant to its terms on September 3, 2009. The foregoing summary of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement. The Exclusivity Agreement is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

14.    Dividends and Distributions.

    The Merger Agreement provides that from the date of the Merger Agreement to the Merger Effective Time, without the prior written consent of DSP, Sepracor will not, and will not allow its subsidiaries to, declare, set aside, make or pay any dividends on or make any distribution payable in cash, capital stock, property or otherwise with respect to the Shares to any holder of the Shares.

15.    Conditions of the Offer.

    For the purposes of this Section 15, capitalized terms used but not defined herein will have the respective meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and, subject to the provisions of the Merger Agreement, may terminate the Offer and not accept for payment any tendered Shares, unless each of the following conditions is satisfied:

          (a)   immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by DSP or any subsidiary of DSP, equals at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (where "on a fully diluted basis" means the sum of (i) the number of shares of Sepracor Common Stock outstanding on the date of purchase, plus (ii) the aggregate number of shares of Sepracor Common Stock issuable upon the conversion, exercise or exchange of all securities issued by Sepracor or other rights issued or granted by Sepracor (other than the Rights) that, in each case are outstanding on the date of purchase and that, as of the date of purchase, are convertible into or exercisable or exchangeable for shares of Sepracor Common Stock, excluding in each case any shares of Sepracor Common Stock that are issuable upon the conversion, exercise or exchange of (w) any Convertible Note, (x) any Option that has an exercise price in excess of $26.00 per share of Sepracor Common Stock, (y) any Option, Restricted Stock Unit or share of Restricted Stock that is not vested as of the date of purchase and would not be vested immediately after giving effect to the consummation of the Offer), or (z) the Top-Up Option or the Majority Protection Option) (the "Minimum Tender Condition"); provided, that DSP and Offeror may, at their sole discretion, waive the Minimum Tender Condition to the extent (but only to the extent) that the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by DSP or any Subsidiary of DSP, equals at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase, excluding the number of shares issuable upon conversion of any then outstanding Convertible Note having a conversion price greater than the Offer Price;

          (b)   immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated; and

          (c)   Sepracor shall have delivered to DSP and Offeror on the date of expiration of the Offer, a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated by the Merger Agreement are exempt from withholding under Section 1445 of the Code.

        Furthermore, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing:

          (a)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, that in no event shall this condition be satisfied, and neither the Offer nor the Merger shall be consummated, if a Japanese court or other Japanese Governmental Authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to DSP, the representative director of DSP, all or a part of the directors of DSP or the Chief Executive Officer of DSP, directing any of them to not consummate, or to not allow DSP or Offeror to consummate, the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation;

          (b)   (i) any of Sepracor's representations or warranties set forth in Section 3.3(a) or the first sentence of Section 3.3(d) of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of the Acceptance Time (or, if made as of a specific date, as of such date), (ii) any of Sepracor's representations or warranties set forth in the second sentence of Section 3.2(a) or the first sentence of Section 3.2(d) of the Merger Agreement shall not be true and correct as of the specific date such representations and warranties have been made by Sepracor as set forth therein, except where the failure of such representation or warranties to be true and correct shall not result in an aggregate additional cost to DSP or Offeror in excess of $1,000,000 or (iii) any of Sepracor's other representations and warranties set forth in the Merger Agreement that (A) are not made as of a specific date are not true and correct as of the date of the Merger Agreement and as of the Acceptance Time or (B) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (c)   Sepracor shall have failed to perform in any respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

          (d)   DSP and Offeror shall not have received a certificate executed by Sepracor's Chief Executive Officer and Chief Financial Officer confirming on behalf of Sepracor that the conditions set forth in paragraphs (b) and (c) of this Section 15 above are duly satisfied immediately prior to the Acceptance Time;

          (e)   since the execution of the Merger Agreement, there shall have occurred a Company Material Adverse Effect (as defined below); or

          (f)    the Merger Agreement shall have been validly terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of DSP and Offeror and may be waived only by DSP or Offeror, and then, in whole or in part, at any time and from time to time in the sole discretion of DSP or Offeror (except for any condition that may only be waived with Sepracor's consent, as described in "Section 13—The Transaction Documents—The Merger Agreement—The Offer").

        A "Company Material Adverse Effect" means any change, event, occurrence or development that has a material adverse effect on the business, financial condition or results of operations of Sepracor and Sepracor's Subsidiaries, taken as a whole; provided, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

          (a)   changes in conditions in the U.S., Japanese or global economy or capital, financial or securities markets generally, including changes in exchange rates (provided that such changes do not affect Sepracor and Sepracor's Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other Similarly Situated Companies);

          (b)   changes in general market or economic conditions in the industries in which Sepracor or any of Sepracor's Subsidiaries operate generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world (provided that such changes do not affect Sepracor and Sepracor's Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other Similarly Situated Companies);

          (c)   changes in U.S., Japanese or foreign general legal, Tax, regulatory (including the rules, regulations and administrative policies of the FDA or interpretations thereof), political, legislative or business conditions in the countries in which Sepracor or any of Sepracor's Subsidiaries operate (provided that such changes do not affect Sepracor and Sepracor's Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other Similarly Situated Companies);

          (d)   changes resulting from compliance with the terms and conditions of the Merger Agreement or from the announcement or pendency of the transactions contemplated hereby;

          (e)   any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other changes after the date of the Merger Agreement in applicable United States or foreign, federal, state or local Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof);

          (f)    changes in GAAP or accounting standards or the interpretation thereof;

          (g)   any change, event, occurrence or development relating to (i) SEP-225289, (ii) SEP-225441, (iii) regulatory approval of STEDESA™ in the U.S. or Canada, including without limitation the process and timing thereof, and/or Sepracor's New Drug Application for STEDESA™ filed with the FDA or Sepracor's New Drug Submission for STEDESA™ filed with Health Canada, or (iv) Sepracor's efforts to obtain a pediatric exclusivity extension for LUNESTA®;

          (h)   any change, event, occurrence or development relating to the products or product candidates of any Person (other than Sepracor and Sepracor's Subsidiaries), including the entry into the market of products competitive with any of Sepracor's or any Sepracor Subsidiary's products or product candidates;

          (i)    any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any of Sepracor's or any Sepracor Subsidiary's product or product candidates including, without limitation, STEDESA™, or Sepracor's or any Sepracor Subsidiary's failure to successfully conduct clinical trials in a timely manner for any of its products in development or any other regulatory development affecting Sepracor's or any Company Subsidiary's products, product candidates or products in development;

          (j)    any changes in the share price or trading volume of Sepracor Common Stock, in Sepracor's credit rating or in any analyst's recommendation with respect to Sepracor, and any failure of Sepracor to meet projections, guidance, milestones, forecasts or published financial or operating predictions (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless excluded by another clause of this definition, may be taken into account in determining whether a Company Material Adverse Effect has occurred);

          (k)   any litigation arising from or relating to the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

          (l)    any decision, ruling, change, event, occurrence or development relating to a Specified Litigation;

          (m)  any action by any Governmental Authority relating to the government pricing errors disclosed by Sepracor in the Qualifying SEC Reports;

          (n)   any action by the FTC or DOJ relating to any settlement Sepracor has entered into regarding any Abbreviated New Drug Application; and

          (o)   any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (provided that such changes do not affect Sepracor and Sepracor's Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other Similarly Situated Companies).

16.    Certain Legal Matters; Regulatory Approvals.

        General.    Based on our examination of publicly available information filed by Sepracor with the SEC and other publicly available information concerning Sepracor, we are not aware of any governmental license or regulatory permit that appears to be material to Sepracor's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. Except as described under "Antitrust," there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Sepracor's business or certain parts of Sepracor's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions of the Offer."

        Delaware law.    As a Delaware corporation, Sepracor is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203, the Sepracor Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Sepracor, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "Section 15—Conditions of the Offer."

        U.S. Antitrust.    Under the HSR Act, certain acquisition transactions may not be consummated unless Pre-merger Notification and Report Forms have been filed with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        Offeror's ultimate parent filed a Pre-merger Notification and Report Form under the HSR Act with respect to the Offer with the Antitrust Division and the FTC on September 8, 2009 (the "HSR Filings"). The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at

11:59 p.m., New York City time, September 23, 2009, unless earlier terminated by the FTC or the Antitrust Division. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or the agreement of Sepracor, DSP, Offeror and the Antitrust Division or the FTC, as applicable. In connection with the HSR Filings, Offeror's ultimate parent has made a request for early termination of the waiting period applicable to the Offer pursuant to the HSR Act. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

        The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or Sepracor's substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "Section 15—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to certain governmental actions, "Section 13—Transaction Documents—The Merger Agreement—Termination" for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions and "Section 13—The Transaction Documents—The Merger Agreement—Hart-Scott-Rodino (HSR) and other Antitrust Approvals" with respect to certain obligations of the parties related to obtaining regulatory, including antitrust, approvals.

        Foreign Approvals.    DSP and its subsidiaries conduct business in a number of countries outside of the United States. Based on our review of the information currently available about the businesses in which Sepracor and its subsidiaries are engaged, we are not aware of any notification filings that are required to be made or pre-Merger approvals that are required to be obtained under the antitrust and competition laws of other foreign countries.

        If our acquisition of Shares is delayed by (i) a request for additional information or documentary material by the Antitrust Division or the FTC pursuant to the HSR Act or (ii) the failure to obtain an approval or exemption from any governmental authority in any foreign country where such approval is required under any foreign antitrust or competition law, Offeror may extend the Offer without the consent of Sepracor. In addition, Offeror has agreed under the Merger Agreement to extend the Offer if, on the Expiration Date, any condition to the Offer, including a condition set forth in clauses (d) and (e) under "Section 15—Conditions of the Offer" above, has not been satisfied and such condition could reasonably be expected to be satisfied and such extension is requested by Sepracor in writing at least two business days prior to the then-scheduled Expiration Date. Notwithstanding the foregoing, under the terms of the Merger Agreement, the Offer may not be extended beyond January 22, 2010, without the prior written consent of Sepracor.

        Legal Proceedings.    On September 8, 9 and 10, 2009, several purported class action lawsuits were filed variously against Sepracor, the Sepracor Board, DSP and Offeror. Three actions have been filed in the Delaware Chancery Court captioned Stationary Engineers Local 39 Pension Fund Trust Fund v. Sepracor Inc. et al., No. 4871 (Del. Ch. filed September 8, 2009); Salvatore Toronto v. Adrian Adams et al., No. 4872 (Del. Ch. filed September 8, 2009); and Max Katz v. Sepracor Inc. et al., No. 4883 (Del. Ch. filed September 10, 2009). One action has been filed in Massachusetts Superior Court captioned Dennis Giaquinto v. Sepracor Inc. et al., C.A. No. 09-3883 (filed September 9, 2009). The plaintiffs in these actions purport to sue on behalf of a class of stockholders of Sepracor, and allege that the Sepracor Board breached their fiduciary duties to Sepracor's stockholders by, among other things, failing to maximize shareholder value in connection with the potential sale of Sepracor, and that

Sepracor, DSP and Offeror aided and abetted the purported breaches of fiduciary duties. The relief sought in each of the complaints is, among other things, an injunction against the Offer and rescission of the Offer and Merger to the extent it has been implemented.

17.    Fees and Expenses.

    TWP is acting as the Dealer Manager in connection with the Offer. As part of TWP's services as Dealer Manager, TWP may contact holders of Shares by mail, telephone, electronic communications and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. In addition, DSP Financial Advisors have provided certain financial advisory services to DSP in connection with the proposed acquisition of Sepracor, for which services the DSP Financial Advisors will receive reasonable and customary compensation. DSP and Offeror have also agreed to reimburse the DSP Financial Advisors for certain reasonable out-of-pocket expenses incurred in connection with the Transaction (including the fees and disbursements of outside counsel), and to indemnify the DSP Financial Advisors against certain liabilities in connection with its services as financial advisor, including certain liabilities under the U.S. federal securities laws. The DSP Financial Advisors and their affiliates may provide various investment banking and other services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the DSP Financial Advisors and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

        We have retained Georgeson Inc. to act as the Information Agent and Computershare Trust Company N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.    Miscellaneous.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue Sepracor or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Offeror or DSP not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person shall be deemed to be the agent of Offeror, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

        We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, Sepracor has filed the Schedule 14d-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14d-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in "Section 8—Certain Information Concerning Sepracor" with respect to information concerning Sepracor.

Aptiom, Inc.

September 15, 2009

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF DSP

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of DSP are set forth below. The business address and phone number of each such director is c/o DSP, 6-8 Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan, telephone number 011-81-6-6203-4690. All directors and executive officers listed below are citizens of Japan.

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Kenjiro Miyatake (71) Representative Director and Chairman of DSP	Representative Director and Chairman of DSP since June 2008. Representative Director, President and Chief Executive Officer of DSP (October 2005 - June 2008). Representative Director, Chairman, President and Chief Executive Officer of the former Dainippon Pharmaceutical Co., Ltd. (June 2005 - October 2005). Representative Director, President and Chief Executive Officer of the former Dainippon Pharmaceutical Co., Ltd. (June 2001 - June 2005).
Board Chairman of the Japan Epilepsy Research Foundation since April 2006.
Masayo Tada (64) Representative Director, President and Chief Executive Officer of DSP
Representative Director, President and Chief Executive Officer of DSP since June 2008. In charge of Corporate Planning, International Business Management, and Sales and Marketing Division of DSP and Member, Board of Directors, and Executive Vice President of DSP (June 2007 - June 2008). Assistant to the Executive Director, Sales and Marketing Division; and Executive Director, Non-Pharmaceutical Operations Division of DSP (April 2007 - June 2007). In charge of Mid-term Corporate Plan Development; Assistant to the Executive Director, Sales and Marketing Division; and Executive Director, Non-Pharmaceutical Operations Division of DSP (June 2006 - April 2007). In charge of the Merger Promotion and Purchasing; and Executive Director, Non-Pharmaceutical Operations Division of DSP (October 2005 - June 2006). Member, Board of Directors, and Vice President of DSP (October 2005 - June 2007). Director of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2005 - October 2005). Managing Executive Officer of the former Sumitomo Pharmaceuticals Co. Ltd. (January 2005 - June 2005). Managing Executive Officer of Sumitomo Chemical Co., Ltd. (June 2003 - January 2005). In charge of the Merger Promotion Office of the former Sumitomo Pharmaceuticals Co., Ltd. (January 2005 - October 2005)

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Additional Positions and Responsibilities in the Parent Company, etc., for the Past 5 Years: Chairman and Representative Director of KenoGard S.A. (July 2002 - June 2005); Chairman and Representative Director of Sumitomo Chemical Taiwan Co., Ltd. (June 1998 - June 2005); Chairman and Representative Director of Philagro France S.A.S. (July 2002 - June 2005); Chairman and Representative Director of Philagro Holding S.A. (July 2002 - June 2005); Representative Director of the former Hodogaya Agros Co., Ltd. (June 1998 - June 2004); Chairman and Representative Director of Valent U.S.A. Corporation (July 2002 - January 2005); Chairman and Representative Director of Philagro South Africa (Pty) Ltd. (November 1998 - June 2005); Chairman and Representative Director of Sumitomo Chemical Agro Europe S.A.S. (July 2002 - June 2005); Chairman and Representative Director of Valent Bio Science Corporation (January 2000 - January 2005); Chairman and Representative Director of Sumitomo Chemical Australia (Pty) Ltd. (March 2000 - January 2005); and Chairman and Representative Director of the former Sumika-Takeda Agricultural Chemicals Co., Ltd. (September 2002 -January 2005)
Keiichi Ono (62) Member, Board of Directors, and Senior Executive Officer of DSP; Executive Director, Drug Research Division ; and in charge of Intellectual Property of DSP
Executive Director, Drug Research Division; and in charge of Intellectual Property of DSP and Member, Board of Directors, and Senior Executive Officer of DSP since June 2008. Executive Director, Drug Development Division; and in charge of Portfolio and Product Strategy Planning of DSP (June 2007 - June 2008). Executive Director, Drug Development Division of DSP (October 2005 - June 2007). Member, Board of Directors, and Executive Officer of DSP (October 2005 - June 2008). General Manager, Product Development Division; and in charge of Intellectual Property of the former Sumitomo Pharmaceuticals Co., Ltd. and Director and Executive Officer of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - October 2005).

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Tetsuya Oida (55) Member, Board of Directors, and Senior Executive Officer of DSP; In charge of Purchasing of DSP; Executive Director, Non-Pharmaceutical Operations Division	Executive Director, Non-Pharmaceutical Operations Division; In charge of Purchasing of DSP; Member, Board of Directors, and Senior Executive Officer of DSP since June 2008. Executive Director, Non-Pharmaceutical Operations Division; Director, Animal Health Products; and in charge of Information Systems of DSP and Director and Executive Officer of DSP (October 2007 - June 2008). Executive Director, Non-Pharmaceutical Operations Division; Director, Animal Health Products; and in charge of Information Systems of DSP; and in charge of Quality Assurance (Non-Pharmaceutical Products) (June 2007 - October 2007). Director, Corporate Planning; and in charge of Portfolio and Product Strategy Planning, and Licensing of DSP (June 2006 - June 2007). Director, Corporate Planning of DSP (October 2005 - June 2006). Director, Corporate Planning; Director, Merger Promotion Office; and in charge of Public Relations of the former Dainippon Pharmaceutical Co., Ltd. (June 2005 - October 2005). General Manager, Corporate Planning Office; General Manager, Merger Promotion Office; and in charge of Public Relations of the former Dainippon Pharmaceutical Co., Ltd. (December 2004 - June 2005). General Manager, Corporate Planning Office; and in charge of Public Relations of the former Dainippon Pharmaceutical Co., Ltd. (June 2004 - December 2004). Director and Executive Officer of the former Dainippon Pharmaceutical Co., Ltd. (June 2004 - October 2007). Representative Director and Chairman of Sanno Foods Co., Ltd. since March 2007.
Yuichi Yokoyama (61) Member, Board of Directors, and Senior Executive Officer of DSP; Executive Director, Corporate Regulatory Compliance and Quality Assurance Division of DSP
Member, Board of Directors, and Senior Executive Officer of DSP and Executive Director, Corporate Regulatory Compliance and Quality Assurance Division of DSP since 2008. Executive Director, Drug Research Division; and in charge of Intellectual Property of DSP (June 2007 - June 2008). Executive Director, Drug Research Division of DSP and Member, Board of Directors, and Executive Officer of DSP (June 2005 - October 2007). Executive Director, Drug Research Division of the former Dainippon Pharmaceutical Co., Ltd. and Member, Board of Directors, and Executive Officer of the former Dainippon Pharmaceutical Co., Ltd. (June 2005 - October 2007). Executive Director, Drug Research Division of the former Dainippon Pharmaceutical Co., Ltd. and Executive Officer of the former Dainippon Pharmaceutical Co., Ltd. (June 2004 - June 2005).

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Kazumi Okamura (63)

Member, Board of Directors, and Senior Executive Officer of DSP; In charge of Legal Affairs, Environment and Corporate Social Responsibility, Personnel, General Affairs, and Osaka Center General Affairs of DSP	Member, Board of Directors, and Senior Executive Officer of DSP; In charge of Legal Affairs, Environment and Corporate Social Responsibility, Personnel, General Affairs, and Osaka Center General Affairs of DSP since June 2008. In charge of Environment and Corporate Social Responsibility, Finance and Accounting, and Purchasing of DSP (June 2007 - June 2008). In charge of Public Relations, Finance and Accounting, Information Systems, and Purchasing of DSP (June 2006 - June 2007). Member, Board of Directors, and Executive Officer of DSP (June 2006 - June 2008). Executive Officer of DSP and in charge of Finance and Accounting, and Information Systems of DSP (October 2005 - June 2006). In charge of General Affairs and Personnel / Accounting and Finance / Information Systems Planning of the former Sumitomo Pharmaceuticals Co., Ltd. (December 2004 - October 2007). Executive Officer of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - October 2005). In charge of General Affairs and Personnel / Accounting and Finance of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - December 2004).
Hiroshi Noguchi (62) Member, Board of Directors, and Senior Executive Officer of DSP; In charge of the Technology Research and Development Division of DSP; Executive Director, Manufacturing Division
Executive Director, Manufacturing Division; and in charge of the Technology Research and Development Division of DSP since June 2008. Member, Board of Directors, and Executive Officer of DSP since June 2007. Executive Director, Technology Research and Development Center; and in charge of the Licensing of DSP (June 2007 - June 2008). Executive Officer of DSP and Executive Director, Technology Research and Development Center of DSP (October 2005 - June 2007). Executive Officer of the former Sumitomo Pharmaceuticals Co., Ltd. and in charge of Quality Management / Medical Information / Environmental Management of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2005 - October 2005). Director and Executive Officer of the former Sumitomo Pharmaceuticals Co., Ltd. and In charge of Quality Management / Medical Information / Environmental Management of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - June 2005).
Yutaka Takeuchi (59) Member, Board of Directors, and Executive Officer of DSP; Executive Director, Strategic Planning and Business Development Division of DSP
Member, Board of Directors, and Executive Officer of DSP since June 2009. Executive Director, Strategic Planning and Business Development Division of DSP since June 2008. Executive Officer of DSP (October 2007 - June 2009). Executive Director, Manufacturing Division of DSP (June 2006 - June 2008). Director, Ibaraki Plant (October 2005 - June 2006). Executive Officer of the former Sumitomo Pharmaceuticals Co., Ltd. and Ibaraki Plant Director, Manufacturing Division of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2005 - October 2005). General Manager, Manufacturing Planning Promotion Department of the former Sumitomo Pharmaceuticals Co., Ltd. (October 2001 - June 2005).

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Yukio Kitahara (59) Senior Executive Officer of DSP and Executive Director, Sales & Marketing	Senior Executive Officer of DSP and Executive Director, Sales & Marketing since June 2009. Executive Officer of DSP and Deputy Executive Director, Sales & Marketing (June 2007 - June 2009). Director, Promotion Planning & Product Management I of DSP (October 2005 - June 2007). Senior Director, Osaka Branch of the former Dainippon Pharmaceutical Co., Ltd. (June 2003 - October 2005).
Nobuo Takeda (56) Executive Officer of DSP; Head, Tokyo Office and in charge of Public Relations
Executive Officer of DSP; Head, Tokyo Office and in charge of Public Relations since June 2008. Executive Officer of DSP; Director, Public Relations, and in charge of Legal Affairs (June 2007 - June 2008). Executive Officer of DSP; Director, International Business Management, and Advisor to the Executive Officer in charge of Legal Affairs (June 2006 - June 2007). Executive Officer of DSP; Director, Merger Promotion; In charge of Public Relations, and Advisor to the Executive Officer in charge of Legal Affairs (October 2005 - June 2006). Executive Officer of the former Sumitomo Pharmaceuticals Co., Ltd.; General Manager, Corporate Planning Office and General Manager, Merger Promotion Office (June 2005 - October 2005). General Manager, Merger Promotion Office of the former Sumitomo Pharmaceuticals Co., Ltd.; General Manager, Pharmaceuticals Business Planning & Coordination Office of Sumitomo Chemical Co., Ltd. (December 2004 - June 2005).
Yasuji Furutani (57) Executive Officer of DSP; Deputy Executive Director, Corporate Regulatory Compliance & Quality Assurance and Director, Global PV & QA Management
Executive Officer of DSP; Deputy Executive Director, Corporate Regulatory Compliance & Quality Assurance and Director, Global PV & QA Management since June 2009. Executive Officer of DSP and Deputy Executive Director, Drug Research Division (in charge of Research Planning & Management, Research Administration) (June 2007 - June 2009). Executive Officer of DSP and Director, Pharmacology Research Laboratories (October 2005 - June 2007). Corporate Officer of the former Dainippon Pharmaceutical Co., Ltd.; Deputy Executive Director, Drug Research Division; Senior Director, Research Management and Senior Director, Pharmacology Research Laboratories (June 2004 - October 2005).
Satoshi Ijuin (60) Executive Officer of DSP; Senior Director, International Business Management and Director, Business Planning (America & Europe)
Executive Officer of DSP; Senior Director, International Business Management and Director, Business Planning (America & Europe) since June 2008. Executive Officer of DSP and Director, International Business Management (June 2007 - June 2008). Director, Strategic Marketing & Planning of DSP (October 2005 - June 2007). General Manager, Strategic Marketing & Planning of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - October 2005).

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Yosuke Fukuhara (59) Executive Officer of DSP and Deputy Executive Director, Sales & Marketing Division (in charge of New Management System Promotion)	Executive Officer of DSP and Deputy Executive Director, Sales & Marketing Division (in charge of New Management System Promotion) since June 2009. Executive Officer of DSP and Deputy Executive Director, Sales & Marketing Division (June 2007 - June 2009). Director, Osaka Branch of DSP (June 2006 - June 2007). Director, Kyushu-minami Branch of DSP (October 2005 - June 2006). Director, Kyushu-minami Branch of the former Sumitomo Pharmaceuticals Co., Ltd. (October 2001 - October 2005).
Masaharu Kanaoka (56) Executive Officer of DSP and Deputy Executive Director, Drug Research Division (in charge of Research Planning & Management, Research Administration)
Executive Officer of DSP and Deputy Executive Director, Drug Research Division (in charge of Research Planning & Management, Research Administration) since June 2009. Executive Officer of DSP; Deputy Executive Director, Drug Research Division and Director, Pharmacology Research Laboratories (June 2007 - June 2009). Director, Genomic Science Laboratories of DSP (October 2005 - June 2007). General Manager, Genomic Science Laboratories; Senior Manager, Drug Research Division of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - October 2005).
Masaru Ishidahara (57) Executive Officer of DSP and Director, Personnel; and in charge of Career Development Support
Executive Officer of DSP and Director, Personnel; and in charge of Career Development Support since June 2008. Director, General Affairs of DSP (June 2006 - June 2008). Joined the former Dainippon Pharmaceutical Co., Ltd. in July 2003.
Yoshihiro Okada (56) Executive Officer of DSP and Executive Director, Drug Development Division
Executive Officer of DSP and Executive Director, Drug Development Division since June 2008. Deputy Executive Director, Drug Development Division (in charge of Development Management) of DSP (June 2007 - June 2008). Director, Clinical Development I of DSP (October 2005 - June 2007). Senior Director, Drug Development Management of the former Dainippon Pharmaceutical Co., Ltd. (July 2003 - October 2005).
Yukio Takene (55) Executive Officer of DSP and Deputy Executive Director, Manufacturing Division; Director, Manufacturing Management
Executive Officer of DSP and Deputy Executive Director, Manufacturing Division; Director, Manufacturing Management since June 2008. Senior Manager, Food & Specialty Products of DSP (June 2006 - June 2008). Senior Manager, Food Science of DSP (October 2005 - June 2006). Director, Food Science of the former Dainippon Pharmaceutical Co., Ltd. (June 2001 - October 2005).
Hiroshi Nomura (52) Executive Officer of DSP; In charge of Corporate Planning, Finance & Accounting and Information Systems Planning
Executive Officer of DSP; In charge of Corporate Planning, Finance & Accounting and Information Systems Planning since June 2009. Executive Officer of DSP; Director, Corporate Planning and in charge of Finance & Accounting and Information Systems Planning (June 2008 - June 2009). Director, Corporate Planning of DSP (June 2007 - June 2008). Director, Finance & Accounting of DSP (October 2005 - June 2007). General Manager, Finance & Accounting of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2004 - October 2005).

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Susumu Nakajima (55) Executive Officer of DSP and Deputy Executive Director, Sales & Marketing Division; Director, Sales & Marketing Management	Executive Officer of DSP and Deputy Executive Director, Sales & Marketing Division; Director, Sales & Marketing Management since June 2009. Director, Marketing Management of DSP (April 2007 - June 2009). Group Manager, Administration Group of Promotion Planning & Product Management I of DSP (October 2005 - April 2007). General Manager, Promotion Planning & Product Management Office of the former Sumitomo Pharmaceuticals Co., Ltd. (October 2004 - October 2005).

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Offeror are set forth below. The business address and phone number of each such director is c/o Aptiom, Inc., One Bridge Plaza, Suite 510, Fort Lee, NJ 07024, telephone number 201-592-2066. All directors and executive officers listed below are citizens of Japan.

Name(Age) and Position	Present Principal Occupation or Employment and Five-Year Employment History
Nobuhiko Tamura (53) President and Secretary, Aptiom, Inc.; President and Chairman, Dainippon Sumitomo Pharma America Holdings, Inc.; President, Dainippon Sumitomo Pharma America, Inc	President and Secretary, Aptiom, Inc. since August 2009. President and Chairman, Dainippon Sumitomo Pharma America Holdings, Inc. since July 2009. President, Dainippon Sumitomo Pharma America, Inc. since April 2007. Group Manager, Group I of Development Management, Drug Development Division of DSP (April 2006 - April 2007). Group Manager, Group III of Development Management, Drug Development Division of DSP (October 2005 - April 2006). Manager, Drug Development Planning & Promotion of the former Sumitomo Pharmaceuticals Co., Ltd. (June 2002 - October 2005).

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	By Facsimile Transmission:	If delivering by overnight courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institution Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street—26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
Call Toll Free: 888-877-5330

The Dealer Manager for the Offer is:

Thomas Weisel Partners LLC
One Montgomery Street
San Francisco, CA 94104
Local Number: (415) 364-2663
Toll-Free Number: (866) 897-2663

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FREQUENTLY ASKED QUESTIONS
INTRODUCTION
THE OFFER
  1. Terms of the Offer.
  2. Acceptance for Payment and Payment for Shares.
  3. Procedure for Accepting the Offer and Tendering Shares.
  4. Withdrawal Rights.
  5. Material U.S. Federal Income Tax Considerations.
  6. Price Range of Shares; Dividends.
  7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations.
  8. Certain Information Concerning Sepracor.
  9. Certain Information Concerning Offeror and DSP.
  10. Source and Amount of Funds.
  11. Background of the Offer.
  12. Purpose of the Offer; Plans for Sepracor; Stockholder Approval; Appraisal Rights.
  13. The Transaction Documents.
  14. Dividends and Distributions.
  15. Conditions of the Offer.
  16. Certain Legal Matters; Regulatory Approvals.
  17. Fees and Expenses.
  18. Miscellaneous.
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF DSP
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR